As filed with the Securities and Exchange Commission on July 9, 2015.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRUE DRINKS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2086	84-1575085
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18552 MacArthur Blvd., Suite 325
Irvine, CA 92612
 (949) 203-3500
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lance Leonard
President and Chief Executive Officer
18552 MacArthur Blvd., Suite 325
Irvine, CA 92612
 (949) 203-3500
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group
One American Plaza
600 West Broadway, Suite 700
San Diego, CA 92101
(619) 795-1134

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)(4)
Common Stock, $0.001 par value per share	73,933,206	$13,307,977.08	$1,546.39

(1)
Consists of up to (i) 54,765,336 shares of common stock issuable upon conversion of shares of Series C Convertible Preferred Stock (“Series C Preferred”) issued in a series of private placement transactions, first consummated on February 20, 2015 (the “Private Placements”); and (ii) 19,167,870 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placements.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

i

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(Subject to Completion)

Dated ____________, 2015

73,933,206 Shares of Common Stock

TRUE DRINKS HOLDINGS, INC.

We are registering 73,933,206 shares of our common stock, $0.001 per share, of True Drinks Holdings, Inc. (“we,” “us,” or the “Company”), by selling stockholders listed beginning on page 23 of this prospectus (“Selling Stockholders”).  All of the shares being offered, when sold, will be sold by the Selling Stockholders.  The shares of common stock registered for resale under this registration statement include:

●
up to 54,765,336 shares of common stock issuable upon conversion of shares of Series C Convertible Preferred Stock (“Series C Preferred”) issued in a series of private placement transactions, first consummated on February 20, 2015 (the “Private Placements”); and

●	up to 19,167,870 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placements.

We will not receive any proceeds from the sale of the shares by the Selling Stockholders; however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the Selling Stockholders. See “Selling Stockholders” beginning on page 23 of this prospectus for a list of the Selling Stockholders.

The shares of common stock are being registered to permit the Selling Stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Stockholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 24 of this prospectus.

Our common stock is quoted on the OTCQB Marketplace under the symbol “TRUU.” The last reported sale price of our common stock on July 8, 2015 was $0.21 per share.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____  __, 2015.

ii

TRUE DRINKS HOLDINGS, INC.

FORWARD-LOOKING STATEMENTS

   This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products and services, changes in the level of operating expenses, our ability to execute our business and operating plan, changes in general economic conditions that impact government spending, regulatory issues, dependence on third party suppliers, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

   Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act of 1933, as amended. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 2, before deciding whether to purchase shares of our common stock.

As used in this Annual Report, “we”, “us”, “our”, “True Drinks”, “Company” or “our Company” refers to True Drinks Holdings, Inc. and all of its subsidiaries, unless the context requires otherwise.  We are a holding company and conduct no operating business, except through our subsidiaries.

Overview

True Drinks Holdings, Inc. (the “Company”, “us” or “we”) was incorporated in the state of Nevada in January 2001 and is the holding company for True Drinks, Inc. (“True Drinks”), formed on January 19, 2012 in Delaware to create and commercialize all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores, club stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed through select retail channels, online, and through our existing database of customers.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our Common Stock, par value $0.001 (“Common Stock”) is currently listed for quotation on the OTCQB Marketplace (“OTCQB”) under the symbol TRUU.

THE OFFERING

Securities Offered by the Selling Stockholders	73,933,206 shares of Common Stock

Common Stock Outstanding as of July 6, 2015	53,718,049 shares

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of securities issued by us.

Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 2.

Trading Symbol	TRUU

RISK FACTORS

Risks Related to the Company

We have a history of operating losses and, despite consummation of recent financings, may continue to experience liquidity problems.

We have not been profitable since inception. We had a net loss of $2,278,045 and $8,116,603 for the three months ended March 31, 2015 and the year ending December 31, 2014, respectively. Although we have recently consummated equity and debt financings that have resulted in aggregate gross proceeds of approximately $7.0 million, we may require additional capital to execute our business and marketing plan and continue as a going concern. Our history of losses may impair our ability to obtain necessary financing on favorable terms or at all. It may also impair our ability to attract investors if we attempt to raise additional capital by selling additional debt or equity securities in a private or public offering.

We may need to raise additional funds to our fund operations, which cannot be assured and may result in substantial dilution to our existing shareholders.

To date, our operating funds have been provided primarily from sales of our Common Stock, preferred stock, promissory notes and, to a lesser degree, cash flow provided by sales of our products. We used $2,133,405 and $6,649,706 of cash for operations during the three months ended March 31, 2015 and during the year ended December 31, 2014, respectively. If our business operations do not result in increased product sales, and we are otherwise unable to secure short-term working capital, including by the issuance of promissory notes or other debt securities, our business viability, financial position, results of operations and cash flows will be adversely affected. We cannot predict the terms upon which we could raise such capital or if any capital would be available at all, and what dilution will be caused to our existing shareholders.

Our licensing agreements with Disney Consumer Products, Inc. and Marvel Characters, B.V. are critical components of the marketing of the AquaBall™ line, and there is no guarantee the licensing agreements will be renewed at the end of each agreement’s term.

                We currently have licensing agreements with Disney Consumer Products, Inc. (the “Disney Agreement”) and Marvel Characters, B.V. (the “Marvel Agreement”) that allow us to place popular Disney and Marvel characters on labels of AquaBall™ Naturally Flavored Water. The use of these characters, including Disney Princesses and Spider-Man, is critical to making the AquaBall™ stand out among our competitors. Although these licensing agreements have varying terms, the Disney Agreement expires in July 2015 and the Marvel Agreement expires in December 2015. There is no guarantee we will be able to renew these agreements upon expiration, nor are we able to guarantee that we will have licensing agreements with other companies when the Disney Agreement and Marvel Agreement expire.

Our limited operating history makes it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. Our current flagship product, the AquaBall™, was formulated and introduced to the public for sale in 2012. Our other product, Bazi®, has had limited market success. There can be no assurance that we will achieve significant sales as a result of us focusing our sales efforts on the AquaBall™ product, or that our new sales model with be successful.

We also may not be successful in addressing our other operating challenges, such as developing brand awareness and expanding our market presence through retail sales and our direct-to-consumer and online sales strategy. Our prospects for profitability must be considered in light of our evolving business model. These factors make it difficult to assess our prospects.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints, which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and in any country where we conduct business. There can be no assurance that we or our independent distributors will be in compliance with all of these regulations. A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the Company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the Company or its principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales, and may adversely affect the marketing of our products, resulting in decreases in revenues.

Our ability to increase sales is dependent on growing in our existing markets as well as expanding into new markets in other countries. As we expand into foreign markets, we will become subject to different political, cultural, exchange rate, economic, legal and operational risks. We may invest significant amounts in these expansions with little success.

We currently are focusing our marketing efforts in the United States and, to a lesser extent, Canada. We believe that our future growth will come from both the markets that we are currently operating in and other international markets. We do not have any history of international expansion, and therefore have no assurance that any efforts will result in increased revenue. Additionally, we may need to overcome significant regulatory and legal barriers in order to sell our products, and we cannot give assurance as to whether our distribution method will be accepted. These markets may require that we reformulate our product to comply with local customs and laws. However, there is no guarantee that the reformulated product will be approved for sale by these regulatory agencies or attract local distributors.

We face substantial uncertainties in executing our business plan.

Successfully executing our business plan will require us to attain certain objectives to which no assurance can be given that we will be successful in our efforts. We believe that, in order to execute our business plan and achieve the sales growth, we are anticipating we must, among other things, successfully recruit additional personnel in key positions, develop a larger distribution network and establish a broader customer base and increase awareness of our brand name. In order to implement any of these initiatives, we will be required to materially increase our operating expenses, which may require additional working capital. If we are unable to secure additional working capital, we will be unable to accomplish our objectives, and if we are unable to accomplish one or more of these objectives, our business may fail.

We are currently dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner. If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

We rely entirely on a limited number of third parties to supply and manufacture our product. These third party manufacturers may be unable to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services. The failure to meet any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers. In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. Additionally, all our third party manufacturers source the raw materials for our products, and if we were to use alternative manufacturers we may not be able to duplicate the exact taste and consistency profile of the product from the original manufacturer. An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline.

 We are dependent on our third party manufacturers to supply our products in the compositions we require, and we do not independently analyze our products. Any errors in our product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

Although we require our manufacturers to verify the accuracy of the contents of our products, we do not have the expertise or personnel to monitor the production of products by these third parties. We rely exclusively, without independent verification, on certificates of analysis regarding product content provided by our third party suppliers and limited safety testing by them. We cannot be assured that these outside manufacturers will continue to supply products to us reliably in the compositions we require. Errors in the manufacture of our products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues, and loss of distributors and endorsers.

We face significant competition from existing suppliers of products similar to ours. If we are not able to compete with these companies effectively, we may not be able to achieve profitability.

We face intense competition from numerous resellers, manufacturers and wholesalers of liquid nutrition drinks similar to ours, including retail, online and mail order providers. We consider the significant competing products in the U.S. market for the AquaBall™ to be Capri-Sun, Good to Grow, Bug Juice, and other alternatives marketed towards children, and for Bazi® to be Red Bull®, Monster®, RockStar®, and 5 Hour Energy®. Most of our competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than ours and better access to capital than us. We expect that these competitors may use their resources to engage in various business activities that could result in reduced sales of our products. Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales. In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

Adverse publicity associated with our products or ingredients, or those of similar companies, could adversely affect our sales and revenues.

Adverse publicity concerning any actual or purported failure of our Company to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of our Company. This, in turn, could negatively affect our ability to obtain financing, endorsers and attract distributors or retailers for the AquaBall™ and/or Bazi®, which would have a material adverse effect on our ability to generate sales and revenues.

Our distributors’ and customers’ perception of the safety and quality of our products or even similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenues.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Most of our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Although we maintain product liability insurance, it may not be sufficient to cover all product liability claims and such claims that may arise, could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

The success of our business will depend upon our ability to create brand awareness.

The market for functional beverages is already highly competitive, with many well-known brands leading the industry. Our ability to compete effectively and generate revenue will be based upon our ability to create awareness of our products distinct from those of our competitors. It is imperative that we are able to convey to consumers the benefits of our products. However, advertising and packaging and labeling of such products will be limited by various regulations. Our success will be dependent upon our ability to convey to consumers that our products are superior to those of our competitors.

We must continue to develop and introduce new products to succeed.

The functional beverage and nutritional supplement industry is subject to rapid change. New products are constantly introduced to the market. Our ability to remain competitive depends on our ability to enhance existing products, continue to develop and manufacture new products in a timely and cost effective manner, to accurately predict market transitions, and to effectively market our products. Our future financial results will depend to a great extent on the successful introduction of several new products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The success of new product introductions depends on various factors, including the following:

●	proper new product selection;

●	successful sales and marketing efforts;

●	timely delivery of new products;

●	availability of raw materials;

●	pricing of raw materials;

●	regulatory allowance of the products; and

●	customer acceptance of new products.

We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

As we sometimes produce product adorned with characters on a promotional schedule, over production of a certain character set could result in write-downs of our inventories. A change in ingredients or labeling requirements could also result in the obsolescence of certain inventory. Write-downs of this type could make it more difficult for us to achieve profitability. We did not incur a write-down against inventory for the three months ended March 31, 2015 or for the year ended December 31, 2014.

Product returns could require us to incur significant additional expenses, which would make it difficult for us to achieve profitability.

We have not established a reserve in our financial statements for product returns. However, we may experience product returns as we shift our focus to the AquaBall™ line of products and expand our market presence nationwide. We will continue to analyze our returns to determine if a reserve is necessary. If our reserves prove to be inadequate, we may incur significant expenses for product returns. As we gain more operating experience, we may need to establish a reserve for product returns.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own the formulations contained in our products and the patent for the AquaBall™ bottle. We consider this patent and these product formulations our critical proprietary property, which must be protected from competitors. We do not have any patents for our product formulations because we do not believe they are necessary to protect our proprietary rights. Although trade secret, trademark, copyright and patent laws generally provide such protection and we attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks, and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expenses and significant management time and attention.

Loss of key personnel could impair our ability to operate.

Our success depends on hiring, retaining and integrating senior management and skilled employees. We are currently dependent on certain current key employees, specifically Lance Leonard, our Chief Executive Officer, and Kevin Sherman, our Chief Marketing Officer, who are vital to our ability to grow our business and achieve profitability. As with all personal service providers, our officers can terminate their relationship with us at will. Our inability to retain these individuals may result in our reduced ability to operate our business.

Risks Related to Our Common Stock

A limited trading market currently exists for our securities, and we cannot assure you that an active market will ever develop, or if developed, will be sustained.

There is currently a limited trading market for our securities on the OTCQB. An active trading market for our Common Stock may not develop. Consequently, we cannot assure you when and if an active-trading market in our shares will be established, or whether any such market will be sustained or sufficiently liquid to enable holders of shares of our Common Stock to liquidate their investment in our company. If an active public market should develop in the future, the sale of unregistered and restricted securities by current shareholders may have a substantial impact on any such market.

If we issue additional shares of Common Stock in the future, it will result in the dilution of our existing shareholders.

Our Articles of Incorporation authorize the issuance of up to 200.0 million shares of Common Stock, and our Board of Directors has the authority to issue additional shares of Common Stock up to this amount. The issuance of any such shares of Common Stock will result in a reduction in value of our outstanding Common Stock. If we do issue any such additional shares of Common Stock, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.

The price of our securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as ours with little name recognition in the financial community and without significant revenues can be subject to wide price swings. The market price of our securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management’s attention and resources.

Because our Common Stock may be classified as “penny stock,” trading may be limited, and the share price could decline. Moreover, trading of our Common Stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our Common Stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our Common Stock.

We have issued preferred stock with rights senior to our Common Stock, and may issue additional preferred stock in the future, in order to consummate a merger or other transaction necessary to continue as a going concern.

Our Articles of Incorporation authorizes the issuance of up to 5.0 million shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), without shareholder approval and on terms established by our directors, of which 2.75 million shares have been designated as Series B Preferred and 90,000 shares have been designated as Series C Preferred. We may issue additional shares of Preferred Stock in order to consummate a financing or other transaction, in lieu of the issuance of Common Stock. The rights and preferences of any such class or series of Preferred Stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the Common Stock.

You should not rely on an investment in our Common Stock for the payment of cash dividends.

Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in our Common Stock if you require dividend income. Any return on investment in our Common Stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

Additional risks may exist since we became public through a “reverse merger.”

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

USE OF PROCEEDS

     We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the Warrants (defined below), if they are exercised. The shares that will be resold under this prospectus are issuable upon the conversion of certain securities issued by us during the Private Placements. The funds that may be received by us upon exercise of the Warrants, estimated to be approximately $2.87 million if all Warrants are exercised, will be used for general working capital purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our expected future financial performance;

●	our expectations regarding our operating expenses;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our ability to expand into other sectors of the storage market, beyond protection storage;

●	our expectations regarding market acceptance of our products;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to protect our confidential information and intellectual property rights;

●	our ability to successfully identify and manage any potential acquisitions;

●	our ability to manage expansion into international markets;

●	our ability to remediate the material weakness in our internal controls identified by our independent registered public accounting firm;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	our ability to recruit and retain qualified sales, technical and other key personnel;

●	our ability to obtain additional financing; and

●	our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

BUSINESS

Overview

True Drinks Holdings, Inc. (the "Company", "us" or "we") was incorporated in the state of Nevada in January 2001 and is the holding company for True Drinks, Inc. (“True Drinks”), formed on January 19, 2012 in Delaware to create and commercialize all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores, club stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed through select retail channels, online, and through our existing database of customers.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our Common Stock, par value $0.001 (“Common Stock”) is currently listed for quotation on the OTCQB the symbol TRUU.

Recent Developments

Creation of Series C Convertible Preferred Stock

 On February 18, 2015, the Company filed the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock with the Nevada Secretary of State, designating 50,000 shares of the Company's preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock (the “Series C Preferred”). Each share of Series C Preferred has a stated value of $100 per share (the “Stated Value”), and is convertible, at the option of each respective holder, into that number of shares of Common Stock equal to the Stated Value, divided by $0.15 per share (the “Conversion Shares”). The Company also has the option to require conversion of the Series C Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Series C Offering

 On February 20, 2015 (the “Initial Investment Date”), the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share, over the course of three separate closings (the “Series C Offering”). The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and 10,000 shares on May 29, 2015. As additional consideration for participating in the Series C Offering, each Investor received five-year warrants (the “Warrants”), exercisable for $0.15 per share, to purchase that number of shares of the Company's Common Stock equal to 35% of the Conversion Shares issuable upon conversion of each Investor’s shares of Series C Preferred (the “Warrant Shares”).

 In addition to the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission in order to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Shares, under the Securities Act.

Amendment to Series C Certificate of Designation.

 On March 26, 2015, the Company filed the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations (the “Series C Amendment”) with the Nevada Secretary of State in order to increase the number of shares of the Company’s preferred stock designated as Series C Preferred from 50,000 to 90,000 and to permit the transactions contemplated by the Note Payments and the Note Exchange, as described below.

Note Payments and Note Exchange.

Following the filing of the Series C Amendment, on March 27, 2015, the Company and the Investors entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”) wherein the Company sold to one of the Investors an additional 27,000 shares of Series C Preferred for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding secured promissory notes (the “Notes”) (the “Note Payments”). As additional consideration for the purchase of the additional shares of Series C Preferred, the Investor received additional Warrants to purchase Warrant Shares equal to 35% of the Conversion Shares underlying the shares of Series C Preferred issued in connection with the Purchase Agreement Amendment.

Following the Note Payments, the Company and each of the holders (the “Holders”) of the Notes remaining after the Note Payments entered into Note Exchange Agreements (the “Exchange Agreements”), wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering (the “Note Exchange”).

Expansion of and Appointment of Neil LeVecke to the Board of Directors

On February 18, 2015, the Company’s Board of Directors approved an increase to the size of the Board from four seats to five. On February 20, 2015, in connection with the Company’s execution of the Purchase Agreement, Neil LeVecke was appointed to serve as a member of the Board.

Resignation of Carl Wistreich and Lou Imbrogno from the Board of Directors

On March 10, 2015, Carl Wistreich and Lou Imbrogno each resigned from the Company’s Board of Directors.

Increase of Authorized Common Stock

On June 10, 2015, the Company filed an amendment to its Articles of Incorporation with the Nevada Secretary of State to increase the total authorized shares of the Company's Common Stock from 120.0 million shares to 200.0 million shares.

Our History

Bazi Intl. Prior to Merger with True Drinks, Inc.

Bazi Intl. was formed in 2001, under the name “Instanet, Inc.”  In August 2010, we changed our name to Bazi International, Inc. Until January 18, 2010, our principal channel of distribution was through a multilevel distributor network, which we terminated in January 2010 in favor of a retail and direct-to-consumer, online sales model. Bazi Intl. continued to distribute Bazi® online and through our existing database of customers, but as a result of the termination of our multilevel distributor model, most of our top distributors ended their relationship with the Company during the first quarter of 2010, causing sales of Bazi® to decrease throughout 2011 and into 2012. As a result, Bazi Intl. began suffering from a lack of sufficient capital necessary to adequately market Bazi® and support the Company’s existing retail and distribution partners.

True Drinks, Inc. Prior to Merger with the Bazi Intl.

True Drinks, Inc. (formerly GT Beverage Company, Inc.) was formed on January 19, 2012 to develop, market and sell AquaBall™ Naturally Flavored Water. In February and March of 2012, True Drinks, Inc. acquired GT Beverage Company, LLC. GT Beverage Company, LLC was formed in May 2008 to create and commercialize its Sportastic® brand sports drink, sold in round plastic bottles with registered trade dresses such as baseball and soccer designs. However, in January 2012, GT Beverage Company, LLC ceased its sports drink operations. In April 2012, True Drinks began packaging and selling AquaBall™ Naturally Flavored Water in its patented interlocking round plastic bottles, with depictions of characters from major entertainment companies, as permitted by licensing agreements with these companies.

True Drinks, Inc. Merges into Bazi Intl.

On June 7, 2012, True Drinks, Inc., Bazi Acquisition Sub Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Bazi International, Inc. (“Bazi Intl.”), and Bazi Intl. entered into an agreement and tax-free plan of merger (the “Merger Agreement”), wherein Merger Sub merged with and into the Company and True Drinks continued as the surviving corporation (the “Merger”). As a result of the Merger, True Drinks became a wholly-owned subsidiary of the Company. The Merger closed on October 15, 2012 (the “Closing Date”). As a result of Merger, True Drinks, Inc.’s former shareholders owned approximately 95.5% of the combined post-Merger entity via shares of Series A Convertible Preferred Stock (“Series A Preferred”) issued as part of the Merger. The Company subsequently changed its name from “Bazi International, Inc.” to “True Drinks Holdings, Inc.” The Merger was accounted for as a public company “reverse merger,” and, as such, the consolidated financial statements reported herein reflect the operations of True Drinks, Inc. within the capital structure of Bazi Intl. Bazi Intl. was originally incorporated in the state of Nevada in January 2001.

Our Products

We market and distribute products that move away from high sugar, high calorie and nutritionally deficient beverages to healthful, natural alternatives. Our mission is to bring integrity back to the beverage industry and that honesty applies to every drop in every bottle. Our goal is to create and deliver beverages for families that encourage improved health, while being clear about what our products contain (and what they don’t).

AquaBall™ Naturally Flavored Water

Our flagship product, AquaBall™ Naturally Flavored Water, is a naturally flavored water beverage, enhanced with vitamins B3, B5, B6, B12 and C. AquaBall™ does not contain high fructose corn syrup, artificial flavors, or artificial colors. Unlike high sugar and high calorie beverages marketed toward children, AquaBall™ is sweetened with stevia, an all-natural sweetener, allowing the AquaBall™ to provide a zero-sugar, zero-calorie alternative to juice and soda for kids. The main component of the marketing vision behind the AquaBall™ brand is our licensing agreements with Disney Consumer Products, Inc. (“Disney”) and Marvel Entertainment (“Marvel”), allowing each AquaBall™ to prominently feature various Disney and Marvel characters. Both Disney and Marvel characters have an established reputation of high retail sales of licensed products, giving each AquaBall™ the presence associated with these brands.

     Each AquaBall™ is packaged in our patented 12 ounce stackable, spherical PET bottle, and wrapped with colorful, eye-catching labels featuring popular Disney characters and various Marvel Superheroes. AquaBall™ currently comes in fruit punch, grape, orange and berry flavors and is sold in mass-market retailers throughout the United States. AquaBall is also sold in Canada, Australia and New Zealand. AquaBall™ is also available for purchase online at http://www.aquaballdrink.com. During the year ended December 31, 2014, AquaBall™ sales accounted for approximately 95% of the Company’s total revenues.

Bazi®

Bazi® All Natural Energy, is a liquid nutritional drink packed with eight different super fruits, including the Chinese jujube and seven other superfruits, plus 12 vitamins. The proprietary formula contains the following fruits: jujube fruit, blueberry, pomegranate, goji berry, chokeberry, raspberry, acai and sea buckthorn. Additionally, Bazi® contains 12 vitamins including vitamins A, C, E and B-complex. In August, 2011, BioEnergy Ribose was added to Bazi® enhancing the products energy delivery system. During the year ended December 31, 2014, Bazi® sales accounted for approximately 5% of the Company’s total revenues.

Manufacturing and Distribution

Manufacturing

We use a limited number of third parties to supply and manufacture our products. We have co-packing agreements with 7-Up Bottling in Modesto, California, Mountain Pure in Palestine, Texas, and Adirondack Beverages in Scotia, New York to package up to 4.0 million cases per year. Bazi® has been manufactured by Arizona Packaging and Production since 2007.

Retail Distribution

We utilize a direct-to-retailer distribution strategy to key national accounts for sales of AquaBall™ Naturally Flavored Water, including distribution to Sam’s Club, Rite-Aid, Harris Teeter Supermarkets, Value Merchandisers, and stores under the Safeway, Inc. and The Kroger Company brands nationwide. We also distribute AquaBall™ through regional distributors throughout the United States, such as Drink King in New York City and Polar Beverages in New England. Additionally, our licensing agreement with Disney Consumer Products, Inc. and Marvel Entertainment allows us to work with Disney and Marvel’s dedicated sales teams who, in turn, work with top retailers to assist us with securing shelf-space for AquaBall™ and accomplishing our long-term sales objectives.

Online Sales

The Company’s ecommerce platform allows current and future consumers to purchase AquaBall™ Naturally Flavored Water and Bazi® Energy Shot by visiting our webpages, http://www.aquaballdrink.com and http://www.drinkbazi.com. We drive traffic to relevant landing pages and micro sites through digital marketing campaigns and promotions, as well as a variety of social media marketing efforts.

Sales and Marketing

The Company’s sales and marketing efforts are directed from our corporate offices in Irvine, California, utilizing our own staff, as well as outside resources retained to build market awareness and shelf placement of our products. The Company manages key national accounts through our in-house national sales team. Most notably, the Company began distribution of AquaBall™ Naturally Flavored Water to all Rite Aid locations in June 2014, and began shipping product on a rotational basis to Sam’s Club in July 2014. The Company has signed on with certain DSD (direct store delivery) distributors throughout the United States in 2014 and continuing into 2015. The Company has agreements with Polar Beverages in New England, Drink King covering New York City, RBI Distributing in Iowa, and other regional distributors with more being signed in 2015.

               Our sales teams work to secure national distribution with these customers through multiple avenues including joint sales meetings with Disney and Marvel sales personnel dedicated to these national accounts. The Company sales team also manages our national broker networks. The networks focus on areas such as regional grocery chains and the convenience store channel.

As of July 6, 2015, the Company was not dependent upon any major customers.

Source and Availability of Raw Materials

We currently utilize a variety of suppliers to purchase raw materials for the AquaBall™ Naturally Flavored Water, and rely significantly on one supplier for 100% of our purchases of certain raw materials for Bazi®. Bazi, Inc. has sourced these raw materials from this supplier since 2007 and does not anticipate any issues with the supply of these raw materials.

We own the formulas for both AquaBall™ Naturally Flavored Water and Bazi® Energy Shot, and we believe that our purchasing requirements can be readily met from alternative sources, if necessary.

Competition

The industries in which we operate are highly competitive. AquaBall™ Naturally Flavored Water competes most directly with other beverages marketed directly to children. We also compete with other manufacturers of functional beverages, and with manufacturers of more traditional beverages, such as juice and soda.

Our primary competition for AquaBall™ is in the $1.2 billion market for products marketed directly to children, including CapriSun®, Tum-E Yummies, Good to Grow, Tummy Ticklers, Kool-aid and others. General competition in the beverage industry includes products owned by multinational corporations with significant financial resources, including Vitamin Water, owned by Coca-Cola, and Sobe and Propel, both owned by Pepsi Co. Bazi® competitors include Steaz®, Guayaki Yerba Mate, POM Wonderful®, as well as sports and energy drinks including Gatorade®, Red Bull®, 5-Hour Energy®, RockStar®, Monster®, Powerade®, Accelerade® and All Sport®. Indirect competition for the AquaBall™ and Bazi® includes soft drinks and juice products, such as Sunny Delight® and other fruit drinks. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. Many of our competitors have longer operating histories and have substantially greater financial and other resources than we do. They therefore have the advantage of established reputations, brand names, track records, back office and managerial support systems and other advantages that we cannot duplicate in the near future. Moreover, many competitors, by virtue of their longevity and capital resources, have established lines of distribution to which we do not have access, and are not likely to duplicate in the near term, if ever.

Intellectual Property

We rely on the AquaBall™ patent, AquaBall™ and Bazi® trademarks and licensing agreements to market our products and make them standout among our competitors.

Patents and Trademarks

We were granted the patent for AquaBall™’s stackable, spherical drink container in 2009, via GT Beverage Company, LLC, who we purchased on March 31, 2012. We maintain trademark protection for AquaBall™ and have federal trademark registration for Bazi®. This trademark registration is protected for a period of ten years and then is renewable thereafter if still in use.

Licensing Agreements

We entered into a three-year licensing agreement with Disney Consumer Products, Inc. (“Disney”) and an 18-month licensing agreement with Marvel Characters, B.V. ("Marvel") (the “Licensing Agreements”) in 2012. Each Licensing Agreement allows us to feature popular Disney and Marvel characters on AquaBall™ Naturally Flavored Water, allowing AquaBall™ to stand out among other beverages marketed towards children. Under the terms and conditions of the Licensing Agreements, we work with the Disney and Marvel teams to create colorful, eye-catching labels that surround the entire spherical shape of each AquaBall™. Once the label designs are approved, we work with Disney and Marvel to set retail calendars, rotating the placement of different AquaBall™ designs over the course of the year. The terms of the Disney Licensing Agreement (“Disney Agreement”) stipulates a royalty rate of 4% on the sales of AquaBall™ Naturally Flavored Water adorned with Disney characters, paid quarterly, with a total royalty guarantee of $231,600 over the term of the Disney Agreement which has a term ending date of July 15, 2015. In addition, the Company is required to spend 1% of sales on advertising and promotional opportunities. The Company is required to make common marketing fund contributions totaling $96,188 over the life of the Disney Agreement. The Company and Disney are currently in discussions to extend this agreement.

The terms of the Marvel Licensing Agreement (“Marvel Agreement”) stipulates a royalty rate of 5% on the sales of AquaBall™ Naturally Flavored Water adorned with Marvel characters, paid quarterly. The Company recently extended the Marvel Agreement through the end of 2015. The total royalty guarantee for the period from January 1, 2015 through December 31, 2015 is $150,000.

Government Regulations

The production, distribution and sale in the United States of our products are subject to various U.S. federal and state regulations, including but not limited to: the Federal Food, Drug and Cosmetic Act, including as amended by the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; various environmental statutes; and a number of other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, marketing, labeling and ingredients of such products.

Certain states and localities prohibit the sale of certain beverages unless a deposit or tax is charged for containers. These requirements vary by each jurisdiction. Similar legislation has been proposed in certain other states and localities, as well as by Congress. We are unable to predict whether such legislation will be enacted or what impact its enactment would have on our business, financial condition or results of operations.

All of our facilities in the United States are subject to federal, state and local environmental laws and regulations. Although compliance with these provisions has not had any material adverse effect on our financial or competitive position, compliance with or violation of any current or future regulations and legislation could require material expenditures or have a material adverse effect on our financial results.

We believe that current and reasonably foreseeable governmental regulation will have minimal impact on our business.

Research and Development

No expenses were recorded on research and development for the three months ended March 31, 2015 of the year ended December 31, 2014. We are working with certain third parties on the development of possible future products, but these projects are funded by the respective third parties. During 2012, we developed our AquaBall™ proprietary formula along with Wild Flavors, Inc., an independent third party contracted by the Company. We launched distribution and sales of the AquaBall™ in June 2012. The AquaBall™ did not require FDA or other regulatory approval. Following the initial launch of the AquaBall™, we continued research and development efforts to add more flavors to the AquaBall™ line, and modify the AquaBall™ into a zero sugar, zero calorie product. We launched the zero sugar, zero calorie line in early 2013, as well as new flavors, such as strawberry lemonade and berry. We are working on a formula that can be preservative free and produced using either a hot-fill or aseptic process.

During 2006, Bazi® was developed and was launched in January 2007. This product did not require FDA or other regulatory approval. During 2009, new ingredients and productions methods were researched to integrate into existing products or new products. Since 2012, Bazi® has been and is now being sold solely online in 12, 24, 36, 48 and 144 packs.

Employees

We had eleven full-time employees and one part-time employee as of July 6, 2015.

Compliance with Environmental Laws

In California, we are required to collect redemption values from our retail customers and to remit such redemption values to the State of California Department of Resources Recycling and Recovery based upon the number of cans and bottles of certain carbonated and non-carbonated products sold. In certain other states where our products are sold, we are also required to collect deposits from our customers and to remit such deposits to the respective jurisdictions based upon the number of cans and bottles of certain carbonated and non-carbonated products sold in such states.

Description of Property

We are headquartered in Irvine, California and lease our office on a one-year lease, which term was most recently renewed in July 2013. Total rent expense for the year ended December 31, 2014 was approximately $52,000. Total remaining payments on the lease through July 31, 2015 are approximately $4,648.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

On July 1, 2011, a lawsuit was filed in the United States District Court, the Southern District of Ohio, Cincinnati Division, against GT Beverage Company, LLC (“GT LLC”) by Dominion Liquid Technologies, LLC.  The lawsuit alleged that GT LLC breached terms of a 2010 co-packing agreement, which governed the relationship between the parties.  In July 2014, the Company settled this lawsuit for $350,000. The settlement was fully accrued for, and was paid for with 1,166,667 restricted shares of Common Stock.

On April 22, 2014, a lawsuit was filed in the Superior Court of California, County of Orange, against the Company by Advantage Sales and Marketing, LLC. The plaintiff initially seeks damages of $92,064 for outstanding invoices. This lawsuit was settled in January 2015 for the payment of $69,000 in cash, payable over three installments.

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, or our Common Stock in which an adverse decision could have a material adverse effect.

Available Information

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the Securities and Exchange Commission (the “SEC”). You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find the Company’s SEC filings at the SEC’s website at http://www.sec.gov.

Our Internet address is www.truedrinks.com. Information contained on our website is not part of this annual report on Form 10-K. Our SEC filings (including any amendments) will be made available free of charge on www.truedrinks.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our Common Stock is traded on the OTCQB marketplace under the name True Drinks Holdings, Inc., and quoted on the OTCQB marketplace under the symbol TRUU.

The following table sets forth high and low bid prices for our Common Stock for the calendar quarters indicated as reported by the OTCQB. These prices represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High		Low
2015
First Quarter	$0.25		$0.12

2014
First Quarter	$0.53		$0.22
Second Quarter	$0.49		$0.28
Third Quarter	$0.40		$0.30
Fourth Quarter	$0.38		$0.13

2013
First Quarter	$3.50	*	$0.02	*
Second Quarter	$2.25	*	$0.85	*
Third Quarter	$1.04	*	$0.55	*
Fourth Quarter	$0.64	*	$0.20

*	Bid price reflects the 1-for-100 reverse split of our Common Stock, which reverse split took effect on January 22, 2013.

Holders

At July 6, 2015, there were 53,718,049 shares of our Common Stock outstanding, and approximately 320 shareholders of record of our Common Stock. At July 6, 2015, there were 1,342,870 shares of our Series B Preferred, and 82,148 shares of our Series C Preferred outstanding, held by 33 and 10 shareholders of record, respectively.

Dividends

              We did not declare any dividends on common stock for three months ended March 31, 2015 or the year ended December 31, 2014. Our Board of Directors does not intend to distribute dividends in the near future. Instead, we plan to retain any earnings to finance the development and expansion of our business. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We pay dividends on our Series B Preferred stock quarterly.

Transfer Agent

Our Transfer Agent and Registrar for our Common Stock is Corporate Stock Transfer located in Denver, Colorado.

SELECTED CONSOLIDATED FINANCIAL DATA

As a “smaller reporting company” as defined by the rules and regulations of the Securities and Exchange Commission, we are not required to provide this information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the audited consolidated financial statements and related notes included in the Annual Report on Form 10-K filed April 2, 2015.

Critical Accounting Polices and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

In accordance with ASC Topic 605 (Staff Accounting Bulletin 104 “Revenue Recognition in Financial Statements”), revenue is recognized at the point of shipment, at which time title is passed. Net sales include sales of products, sales of marketing tools to independent distributors and freight and handling charges. With the exception of retail customers, we receive the net sales price from all of our orders in the form of cash or credit card payment prior to shipment. Retail customers with approved credit have been extended payment terms of net 30 days, with a few exceptions.

Allowance for Doubtful Accounts

We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Based on our estimations, we recorded an allowance for doubtful accounts of approximately $155,000 and $162,000 at March 31, 2015 and December 31, 2014, respectively.

Inventory Valuation

Inventories are stated at the lower of cost or market on a first-in first-out basis. Inventory is periodically reviewed and obsolete inventories are written off. No inventory was written off as obsolete for the period ended March 31, 2015 or December 31, 2014. Prior to inventory becoming obsolete, inventory which is close to expiration is donated to charitable organizations.

Stock Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards in accordance with ASC Topic 718, which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value, and the SEC’s Staff Accounting Bulletin No. 107 (“SAB 107”) interpreting ASC Topic 718 and the valuation of share-based payments for public companies. The Company records compensation expense on a straight-line basis. The fair value of options granted are estimated at the date of grant using a Black-Scholes option pricing model with assumptions for the risk-free interest rate, expected life, volatility, dividend yield and forfeiture rate.

Intangible Assets

Intangible assets consists of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products, customer first, and the estimated value of GT Beverage Company, LLC’s interlocking spherical bottle patent acquired on March 31, 2012. The Company’s intangible assets, are amortized over their estimated useful remaining lives. The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life. No impairment was deemed necessary during the quarter ended March 31, 2015 or the year ended December 31, 2014.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually.

Derivative Instruments

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice- (“Binomial Lattice”) pricing model and marked to market and reflected on our consolidated statement of operations as other (income) expense at each reporting period. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Results of Operations

Comparison of Fiscal Years Ended December 31, 2014 and 2013

Net Sales

Net sales for the year ended December 31, 2014 were $4,693,414 compared to $2,649,473 during the same period in 2013, an increase of 77%. This increase in net sales is attributable to the continued execution of our business plan, including sales of AquaBall™ Naturally Flavored Water to key retail accounts during the year ended December 31, 2014, including entrance into the club channel with significant sales at Sam’s Club and distribution to 280 Wal-Mart stores.

The percentage that each product category represented of our net sales is as follows:

Product Category	Year Ended December 31, 2014 % of Sales
AquaBall™	95%
Bazi®	5%

 Gross Profit

Gross profit for the year ended December 31, 2014 was $291,712, as compared to $521,762 for the year ended December 31, 2013. Gross profit as a percentage of revenue (gross margin) during the year ended December 31, 2014 was 6%. This figure was affected by the high costs of our raw materials due to the low volume of product manufactured during the year. Additionally, the Company’s entrance into the club channel on a national level in November 2014 resulted in a negative gross margin for the fourth quarter. However, we expect our margins on sales in the club channel to increase in 2015 due to increased volumes and the anticipated consistency of the club business.

Sales, General and Administrative Expense

Sales, general and administrative expenses were $8,838,209 for the year ended December 31, 2014 as compared to $5,925,895 for the year ended December 31, 2013. This increase is primarily due to increases in costs related to sales such as freight for shipping orders to customers and license fees. There were also significant increases in marketing expenditure, and slight increases in payroll related expenses such as health insurance for employees during the 2014 period.

Interest Expense

Interest expense for the year ended December 31, 2014 was $202,773 as compared to $1,824,074 for the year ended December 31, 2013. The decrease was due to the Company’s repayment and conversion of its 2012 convertible note financing beginning in the fourth quarter of 2013, as well as the recording of shares issued and lender’s fees in connection with the issuance of the convertible notes being recorded to interest expense, and the commencement of certain private placements in June 2013. The 2013 figure includes $1,332,543 in accretion of the debt discount on notes payable created by the embedded conversion feature of the notes and the warrants issued with the notes to investors. In 2014, the interest figure was related to notes payable, a large portion of which originated in the fourth quarter.

Net Loss

Our net loss for the year ended December 31, 2014 was $8,116,603 as compared to a net loss of $7,122,135 for the year ended December 31, 2013. On a per share basis, our loss was $0.23 and $0.26 per share for the years ended December 31, 2014 and December 31, 2013, respectively. Although we experiences an increase in net sales during the year ended December 31, 2014 as compared to the same period in 2013, the increased period over period losses are primarily the result of the decrease in gross margins on sales as AquaBall™ Naturally Flavored Water entered the club channel, and the increase in sales and marketing expenses during the 2014 period. As explained above, we expect our margins on sales in the club channel to increase in 2015 due to increased volumes and the anticipated consistency of the club business.

Comparison of the Three Months Ended March 31, 2015 and March 31, 2014

Net Sales

Net sales for the three months ended March 31, 2015 were $774,601 compared to $650,532 for the three months ended March 31, 2014, a 19% increase. The increase in sales for the three months ended March 31, 2015 is principally attributable to utilization of key direct store distributors in areas such as New York and certain areas in the Mid-West. While no assurances can be given, management anticipates continued growth in the sale of AquaBall™ as the Company executes its business plan, and realizes sales from current distribution agreements negotiated and closed in recent periods.

The percentage that each product category represented of our net sales is as follows:

Product Category	Three Months Ended March 31, 2015 (% of Sales)
AquaBall™	95%
Bazi®	5%

Gross Profit

Gross profit for the three months ended March 31, 2015 was $153,874, compared to $121,231 for the three months ended March 31, 2014. Gross profit as a percentage of revenue (gross margin) during three months ended March 31, 2015 was 20%. Gross margins were flat due to a similar package mixture during the first quarters of 2015 and 2014.

Sales, General and Administrative Expense

Sales, general and administrative expenses were $2,074,412 for the three months ended March 31, 2015, as compared to $1,562,334 for the three months ended March 31, 2014. The total for 2015 consists of approximately $450,000 in stock issued for services, a large increase over 2014. The total also includes increased marketing expenditures totaling approximately $275,000 in the first three months of 2015, compared to $85,000 in 2014.

Change in Fair Value of Derivative Liabilities

The Company recorded a loss for the change in fair value of derivative liabilities for the three months ended March 31, 2015 of $142,922.

Interest Expense

Interest expense for the three months ended March 31, 2015 was $207,737, as compared to $37,130 for the three months ended March 31, 2014. Interest expense for 2015 consists of interest and fees due on promissory notes generated in late 2014 which were all either repaid or converted into shares of Series C Preferred in connection with the Note Exchange during the three months ended March 31, 2015.

Income Taxes

There is no income tax expense recorded for the three months ended March 31, 2015 and 2014, due to the Company's net losses. As of March 31, 2015, the Company has tax net operating loss carryforwards and a related deferred tax asset, offset by a full valuation allowance.

Net Loss

Our net loss for the three months ended March 31, 2015 was $2,271,197, as compared to a net loss of $3,603,769 for the three months ended March 31, 2014. On a per share basis, our loss was $0.05 and $0.13 per share for the three months ended March 31, 2015 and 2014, respectively.

Liquidity and Capital Resources

Our auditors have included a paragraph in their report on our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, indicating that there is substantial doubt as to the ability of the Company to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. For the three months ended March 31, 2015, the Company incurred a net loss of $2,271,197. At March 31, 2015, the Company has negative working capital of $2,355,142 and an accumulated deficit of $20,629,277. Although, during the year ended December 31, 2014, the Company raised approximately $1.9 million resulting from the sale of shares of Series B Preferred, approximately $4.0 million in promissory notes, and, during the quarter ended March 31, 2015 raised approximately $4.5 million from the sale of shares of Series C Preferred, as discussed below, additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. Management's plans are to continue to contain expenses, expand distribution and sales of its AquaBall™ Naturally Flavored Water as rapidly as economically possible, and raise capital through equity and debt offerings to execute the Company’s business plan and achieve profitability from continuing operations. The accompanying condensed consolidated financial statements do not include any adjustments that might result in the event the Company is unsuccessful in its plans.

The Company has financed its operations through sales of equity and, to a lesser degree, cash flow provided by sales of AquaBall™. Despite recent sales of preferred stock as described below, funds generated from sales of shares of our preferred stock or other equity or debt securities, and cash flow provided by AquaBall™ sales may be insufficient to fund our operating requirements for the next twelve months. As a result we may require additional capital to continue operating as a going concern. No assurances can be given that we will be successful.

Series C Offering, Note Payments and Note Exchange

As described under “Recent Developments” on page 7 of this Prospectus, on February 20, 2015, the Company and certain Investors entered into Purchase Agreements wherein the Investors agreed to purchase up to 43,000 shares of newly created shares of Series C Preferred for $100 per share, to be purchased over the course of three separate closings. The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date of February 20, 2015, 15,000 shares on April 1, 2015 and 10,000 shares on May 29, 2015. As additional consideration for participating in the Series C Offering, each Investor received Warrants, exercisable for $0.15 per share.

On March 27, 2015, the Company and the Investors entered into the Purchase Agreement Amendment wherein the Company sold to one of the Investors 27,000 additional shares of Series C Preferred for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding Notes. As additional consideration for the purchase of the additional shares of Series C Preferred, the Investor received additional Warrants to purchase Warrant Shares equal to 35% of the Conversion Shares underlying the shares of Series C Preferred issued in connection with the Purchase Agreement Amendment.

Following the Note Payments, the Company and each of the Holders of the Notes remaining after the Note Payments entered into Exchange Agreements, wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering. As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Series C Warrants to purchase approximately 2.8 million shares of Common Stock.

As of March 31, 2015, the Company has issued 57,148 shares of Series C Preferred and Series C Warrants to purchase an aggregate total of 13.3 million shares of Common Stock (including the Additional Warrants) during the Series C Offering, resulting in gross proceeds of $4.5 million and satisfaction of all amounts owed under the Notes.

Line-of-Credit Facility

The Company entered into a line-of-credit agreement with a financial institution on June 30, 2014. The terms of the agreement allow the Company to borrow up to the lesser of $1.5 million or 85% of the sum of eligible accounts receivables. At March 31, 2015, the total outstanding on the line-of-credit approximated $130,000 and the Company had approximately $0 available to borrow. The line-of-credit bears interest at Prime rate (3.25% as of March 31, 2015) plus 4.50% per annum as well as a monthly fee of 0.50% on the average amount outstanding on the line.

Off-Balance Sheet Items

We had no off-balance sheet items as of March 31, 2015.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Position
Lance Leonard	50	President, Chief Executive Officer and Director
Daniel Kerker	42	Chief Financial Officer, Treasurer and Secretary
Kevin Sherman	44	Chief Marketing Officer
Scot Cohen	45	Director
Neil LeVecke	47	Director

Directors hold office until the next annual meeting of stockholders following their election unless they resign or are removed as provided in the bylaws. Our officers serve at the discretion of our Board of Directors.

The following is a summary of our executive officers’ and directors’ business experience.

Executive Officers

Lance Leonard, Chief Executive Officer and Director. Mr. Leonard has 22 years of consumer product experience. He began his career in 1990 with M&M/Mars working in the confection division holding a series of sales and management roles within the United States. In 2000, he joined Nestle where he managed both national account teams and division sales including leading the Costco wholesale National Account team. He was appointed Western Zone Manager for Nestle Waters in 2006 where he had responsibility for all sales and marketing in 17 western states. In 2009, Mr. Leonard was appointed Director of Global Customers at Nestle Waters where he helped develop their go-to-market strategies in emerging markets and was responsible for managing one billion dollars in global sales. Mr. Leonard left Nestle to become the Chief Executive Officer of True Drinks, Inc. on July 16, 2012, and was appointed to the Board in October 2012. He is a native of California and received his bachelor’s degree from California State University, Fresno.

The Board of Directors believes Mr. Leonard’s extensive experience in the food and beverage industry, particularly his experience with organizational design, allow him to uniquely contribute to the Company’s short-term and long-term business plan.

Daniel Kerker, Chief Financial Officer. Mr. Kerker is a professional with over 15 years of experience in finance and accounting in both private and public entities. He spent seven years as Director of Finance at Anheuser-Busch Sales of Los Angeles, an Anheuser-Busch-owned distributor with over $200 million in annual sales, leaving in 2010. Prior to joining True Drinks, Inc., Mr. Kerker spent two years working as interim CFO for Environmental Packaging Technologies in Houston, Texas, and Regeneca, Inc. in Irvine, California. Mr. Kerker became Chief Financial Officer of True Drinks on March 1, 2012. Mr. Kerker earned a Bachelor of Science in Finance from California State University, Northridge and an MBA in Finance from UCLA’s Anderson School of Management, where he was a Harold M. Williams Fellow for graduating at the top of his class and won the J. Fred Preston Award for Achievement in Finance.

Kevin Sherman, Chief Marketing Officer. Mr. Sherman has served as the Chief Marketing Officer, managing the brand development of AquaBall™ Naturally Flavored Water since he joined the Company in October 2012. Prior to joining True Drinks, Mr. Sherman was the Vice President Strategy and Network Development and President of Retail for Bazi, Inc. He was instrumental in the development of Bazi’s All-Natural formula and spearheaded the concept of all-natural energy. Prior to Bazi, Mr. Sherman served as the Senior Manager of Network Development of Product Partners LLC from May 2008 to May 2009, chief operating officer of Hand & Associates from January 2008 to May 2008, and as the director of development and principal of Holy Innocents School from August 2007 to December 2007. Mr. Sherman also served as the principal of Saints Peter and Paul School from January 2004 to August 2007.

Board of Directors

Scot Cohen, Director. Mr. Cohen was appointed to the Board in March 2013 and is the Founder and Managing Partner of V3 Capital Partners, a private investment firm focused on early-stage companies primarily in the consumer products industry, and Co-Manager of Red Fortune Fund, a private equity fund based in Hong Kong. Mr. Cohen also is the Founder of Petro River Oil LLC and Chairman of Petro River Oil Corp, a publicly traded oil and gas producer with assets in Kansas and Oklahoma, and Petro Spring, a global oil and gas technology solutions provider. Prior to creating V3 Capital Partners, Mr. Cohen was the Founder and Managing Partner at Iroquois Capital Opportunity Fund, a special situations private equity investment fund, and a Co-Founder of Iroquois Capital, a hedge fund with investments in small and micro-cap private and public companies. Mr. Cohen is active in philanthropic activities with numerous charities including the Jewish Enrichment Council and is a Founder and the Chairman of the National Foundation for Veteran Redeployment, a 501(c)3 non-profit organization whose mission is to help unemployed veterans prepare for and enter new careers in the oil and gas industry. Mr. Cohen holds a Bachelor of Science degree from Ohio University in 1991.

The Board of Directors believes Mr. Cohen’s success with multiple private investment firms, his extensive contacts within the investment community and financial expertise will assist the Company’s efforts to raise capital to fund the continued implementation of the Company’s business plan.

Neil LeVecke, Director. Mr. LeVecke is the President of LeVecke Corporation, a wholesale distributor and bottler of spirits and wine products. Representing a third generation in the family business, he has worked every position in the company since starting in 1993. Mr. LeVecke graduated from Loyola Marymount University in 1990.

The Board of Directors believes Mr. LeVecke’s 22 years in the wholesale beverage distributing and bottling industry will provide the Board with invaluable insight and guidance as the Company continues to expand the sales of the AquaBall™ Naturally Flavored Water to both existing and new retail accounts.

Lance Leonard, Chief Executive Officer and Director. See above.

 There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or nominee during the past ten years.

BOARD OF DIRECTORS

Attendance at Meetings

The Board held seven meetings, and acted one time by unanimous written consent during the year ended December 31, 2014. Each director attended at least 75% of Board meetings during the year ended December 31, 2014. We have no formal policy with respect to the attendance of Board members at annual meetings of shareholders but encourage all incumbent directors and director nominees to attend each annual meeting of shareholders.

Independent Directors

The Board believes that a majority of its members should be independent directors. The Board has determined that, other than Mr. Leonard, all of its current directors are independent directors as defined by the rules and regulations of the NASDAQ Stock Market.

Board Committees and Charters

Due to the lack of independent directors currently serving on the Board of Directors, the Company currently does not have a standing Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. At this time, the full Board of Directors handles matters otherwise delegated to these committees. The Board appoints the members and chairpersons of each committee, and, at such time as additional independent directors are appointed to the Board, each committee will be re-established to administer the duties and responsibilities set forth in each committee’s written charter. Copies of each committee charter are available on the Company’s website at www.truedrinks.com/investor-relations/ and by clicking on the “Corporate Governance” tab.

Board Leadership Structure

The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. However, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Section 16(a) Beneficial Ownership Reporting Compliances

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements were complied with in a timely manner.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, which is filed as an exhibit to this prospectus.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Marketing Officer. There was not any other executive officer who served in 2014 and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)	Total ($)

Lance Leonard, Chief Executive Officer, Director	2014	$250,000	$-	$-	$375,188	$-	$-	$625,188
	2013	$250,000	$75,000	$-	$112,250	$-	$-	$437,250

Daniel Kerker, Chief Financial Officer	2014	$180,000	$-	$-	$262,794	$-	$-	$442,794
	2013	$180,000	$88,750	$-	$39,375	$-	$-	$308,125

Kevin Sherman, Chief Marketing Officer	2014	$156,250	$-	$-	$262,795	$-	$-	$419,045
	2013	$132,500	$37,500	$-	$42,385	$-	$-	$212,385

(1)
The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of the stock option grant. The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock price. In the future the average expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes Model to calculate the compensation expense:

For the year ended December 31, 2014
Stock price volatility	75%
Risk-free rate of return	0.66%
Annual dividend yield	-
Expected life	30 months

Stock Option Grants

    During the year ended December 31, 2014, we issued the following stock options to our Named Executive Officers:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)
Lance Leonard	February 7, 2014	491,478	$0.25
Daniel Kerker	February 7, 2014	368,609	$0.25
Kevin Sherman	February 7, 2014	368,609	$0.25
Lance Leonard	July 18, 2014	1,718,550	$0.38
Daniel Kerker	July 18, 2014	1,264,580	$0.38
Kevin Sherman	July 18, 2014	1,264,582	$0.38

    None of the stock options issued to our Named Executive Officers during the year ended December 31, 2014 were exercised.  On July 1, 2015, each Named Executive Officer agreed to cancel all of their outstanding options.

Employment Agreements

Effective July 15, 2012, the Company appointed Lance Leonard as its Chief Executive Officer and Daniel Kerker as its Chief Financial Officer. Mr. Leonard is employed as the Chief Executive Officer of True Drinks, Inc., our wholly owned subsidiary. The Company assumed the Employment Agreement that True Drinks entered into with Mr. Leonard on July 16, 2012 (the “Leonard Agreement”) effective October 15, 2012. The term of the Leonard Agreement is for a period of three years, which shall extend automatically for successive one-year periods unless either party terminates the Leonard Agreement. Mr. Leonard shall receive a base salary in an annual amount of $250,000 and shall be eligible to receive annual bonuses, which, subject to certain conditions, shall be (a) $75,000 for the first year, (b) $125,000 for the second year and (c) $175,000 for the third year of Mr. Leonard’s employment. Mr. Leonard shall also be entitled to earn stock option compensation equal to a total of 1,228,695 shares of the Company’s Common Stock over the term of the agreement. Mr. Leonard’s employment may be terminated during the nine month period following the effective date of the Leonard Agreement at any time, in the sole discretion of the Company, and may thereafter be terminated for “Performance Cause”, if the Company consistently fails to meet reasonable performance expectations, or for “Cause”, if Mr. Leonard (a) is convicted of any fraud or embezzlement, (b) commits acts of dishonesty, gross negligence or willful misconduct or (c) violates any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company. If the Company terminates Mr. Leonard’s employment for reasons other than for Cause, the Company shall pay a severance in an amount equal to one year of Mr. Leonard’s base salary, and, if the Leonard Agreement is terminated within nine months of its effective date, Mr. Leonard’s base salary for the remainder of such nine month period.

Mr. Kerker is employed as the Chief Financial Officer of True Drinks. The Company assumed the Employment Agreement that True Drinks entered into with Mr. Kerker on March 1, 2012 (the “Kerker Agreement”) effective October 15, 2012. The term of the Kerker Agreement is for a period of three years, which shall extend automatically for successive one-year periods unless the Kerker Agreement is terminated by either party. Mr. Kerker shall receive a base salary of $12,500 per month until the earlier of September 1, 2012 or the Company achieving $1,000,000 in monthly gross sales, in which case the base salary shall be increased (a) to $15,000 per month, or (b) if the Company achieves $2,000,000 in monthly gross sales, to $16,250 per month. Mr. Kerker shall also receive an annual bonus as approved by the Board and shall be entitled to earn stock option compensation to acquire a total of 430,043 shares of the Company’s Common Stock over the term of the agreement. Mr. Kerker’s employment may be terminated for “Cause”, if Mr. Kerker (a) is convicted of any fraud or embezzlement, (b) after written notice, willfully breaches or habitually neglects his duties and responsibilities, (c) commits acts of dishonesty, gross negligence or willful misconduct or (d) violates any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company. If the Company terminates Mr. Kerker’s employment for reasons other than for Cause, the Company shall pay a severance in an amount equal to six months of Mr. Kerker’s base salary.

Mr. Sherman is employed as the Chief Marketing Officer of True Drinks. The Company entered into an employment agreement with Mr. Sherman (the “Sherman Agreement”) effective October 1, 2014. The term of the Sherman Agreement is for a period of three years, which shall extend automatically for successive one-year periods unless the Sherman Agreement is terminated by either party. Mr. Sherman shall receive a base salary of $14,583.33 per month. Mr. Sherman shall also receive an annual bonus as approved by the Board and shall be entitled to earn stock option compensation. Mr. Sherman’s employment may be terminated for “Cause”, if Mr. Sherman (a) is convicted of any fraud or embezzlement, (b) after written notice, willfully breaches or habitually neglects his duties and responsibilities, (c) commits acts of dishonesty, gross negligence or willful misconduct or (d) violates any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company. If the Company terminates Mr. Sherman’s employment for reasons other than for Cause, the Company shall pay a severance in an amount equal to six months of Mr. Sherman’s base salary.

Other than as set forth above, there are no arrangements or understandings between our executive officers and any other person pursuant to which they were appointed as officers. Neither of the Incoming Officers has a family relationship that is required to be disclosed under Item 401(d) of Regulation S-K.

Director Compensation

Pursuant to the Company’s Director Compensation Plan, non-employee directors (“Outside Directors”) shall receive (a) a $30,000 annual cash retainer, payable in equal quarterly installments, (b) additional committee retainers as determined by the Board and (c) reimbursement for expenses related to Board meeting attendance and committee participation. The Chairman of the Board also receives an additional $20,000 annual retainer. Directors that are also employees of the Company do not receive additional compensation for serving on the Board.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2014:

Name	Fees earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Scot Cohen	$30,000	$-	$-	$30,000
Neil LeVecke (1)	$-	$-	$-	$-
Timothy Lane (2)	$43,478	$105,668	$-	$149,146
Carl Wistreich (3)	$30,000	$70,036	$-	$100,036
Lou Imbrogno (3)	$30,000	$70,036	$-	$100,036

(1)	Mr. LeVecke was appointed to the Company’s Board of Directors on February 18, 2015, and, as such, received no director compensation during the year ended December 31, 2014.
(2)	Mr. Lane did not stand for re-election at the Company’s 2014 Annual Meeting of Stockholders.
(3)	Messrs. Wistreich and Imbrogno each resigned from the Board of Directors on March 10, 2015.

Outstanding Equity Awards as of December 31, 2014

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date
Lance Leonard	-	-	256,725	$0.6104	7/14/2015
Lance Leonard	-	122,869	368,609	$0.25	2/7/2024
Lance Leonard	-	736,812	1,953,708	$0.38	7/18/2021
Daniel Kerker	-	157,975	210,634	$0.25	2/7/2024
Daniel Kerker	-	377,580	1,317,043	$0.38	7/18/2021
Kevin Sherman	-	157,975	210,634	$0.25	2/7/2024
Kevin Sherman	-	316,146	1,378,479	$0.38	7/18/2021

(1) All options listed in this table were canceled on July 1, 2015 and are no longer outstanding.

Equity Compensation Plan Information

2013 Stock Incentive Plan. The 2013 Stock Incentive Plan (the “2013 Plan”) was adopted by the Company’s Board of Directors on December 31, 2013. The 2013 Plan reserves for issuance 20.0 million shares of Common Stock for issuance to all employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary of the Company (each a “Subsidiary”), any non-employee director, consultants and independent contractors of the Company or any Subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any Subsidiary. Awards under the 2013 Plan may be made in the form of: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, once the 2013 Plan has been approved by a majority of the Company’s stockholders; (ii) stock options that do not qualify as incentive stock options; and/or (iii) awards of shares that are subject to certain restrictions specified in the 2013 Plan.

Options to Purchase an aggregate total of 11,999,998 shares of Common Stock were issued under the 2013 Plan during the year ended December 31, 2014, which options were subsequently canceled on July 1, 2015.

Stock Option Exercises and Stock Vested

There were no options exercised by the Named Executive Officers or Directors during the year ended December 31, 2014.

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the Named Executive Officers during the year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of July 6, 2015, we had three classes of voting stock outstanding: (i) Common Stock; (ii) Series B Preferred; and (iii) Series C Preferred. The following tables set forth information regarding shares of Series B Preferred and Common Stock beneficially owned as of July 6, 2015 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series B Preferred, Series C Preferred and Common Stock. Percent ownership is calculated based on 1,342,870 shares of Series B Preferred, 82,148 shares of Series C Preferred and 53,718,049 shares Common Stock outstanding at July 6, 2015.

Beneficial Ownership of Series B Preferred

Name and Address (1)	Series B Convertible Preferred Stock (2)(3)	% Ownership of Class (4)
Scot Cohen (5)	135,000	10.05%
Total Officers and Directors (1)	135,000	10.05%

First Bank & Trust as custodian of Ronald L. Chez IRA 820 Church Street Evanston Illinois, 60201	425,000	31.65%
V3 Capital Partners LLC 20 East 20th Street, Apt. 6 New York, NY 10003	150,000	11.17%
Wolfson Equities LLC 1 State Street Plaza, 29th Floor New York, NY 10004	187,500	13.96%
Joe Kolling 58 Beacon Bay Newport Beach, CA 92660	155,556	11.58%

*	Less than 1%.
(1)
Each of the Company’s officers and directors who do not hold shares of Series B Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 18552 MacArthur Blvd., Suite 325, Irvine, CA 92612.

(2)
Subject to the limitations in the Certificate of Designation, each share of Series B Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of July 6, 2015, the Conversion Price was $0.25.

(3)
Pursuant to the Certificate of Designation, shares of Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(5)
Includes 3,750 shares held directly by Mr. Cohen, 118,750 shares held by V3 Capital Partners and 12,500 shares held by the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and is an officer of the Scot Jason Cohen Foundation.

Beneficial Ownership of Series C Preferred

Name and Address (1)	Series C Convertible Preferred Stock	% Ownership of Class (2)
Vincent C. Smith, Jr. Annuity Trust 2015-1 2560 East Chapman Avenue, Suite 173 Orange, CA 92869	67,000	81.56%
Chris Turoci 974 Sandstone Dr. Glendora, CA 91740	5,220	6.35%

*	Less than 1%.
(1)	Each of the Company’s directors and officers was excluded from this table, as none of our officers or directors hold shares of Series C Preferred.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Number of Shares (1)	% Ownership of Class (2)
Lance Leonard President, Chief Executive Officer and Director	33,185	*
Daniel Kerker Chief Financial Officer, Treasurer and Secretary	--	*
Kevin Sherman Chief Marketing Officer	55,523	*
Scot Cohen (3) Director	3,468,089	6.12%
Neil LeVecke Director	–	*
Total officers and directors (4)	3,556,797	6.28%

MKM Opportunity Master Fund, Ltd (5) 28 West 44th Street, 16th Floor New York, NY 10036	4,265,729	7.94%
First Bank & Trust as custodian of Ronald L. Chez IRA (6)(7) 820 Church Street Evanston Illinois, 60201	11,397,294	9.99%
V3 Capital Partners LLC (8) 20 East 20th Street, Apt. 6 New York, NY 10003	3,242,476	5.76%
Wolfson Equities, LLC (9) 1 State Street Plaza, 29th Floor New York, NY 10004	4,125,968	7.16%
Vincent C. Smith, Jr. Annuity Trust 2015-1 (10) 2560 East Chapman Avenue, Suite 173 Orange, CA 92869	60,300,001	52.89%
Chris Turoci (11) 974 Sandstone Dr. Glendora, CA 91740	7,226,730	12.30%
Joe Kolling (12) 58 Beacon Bay Newport Beach, CA 92660	5,292,772	9.09%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of July 6, 2015.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 53,718,049 shares of Common Stock outstanding. Shares of Common Stock underlying shares of Series B Preferred, Series C Preferred, options, warrants and/or any other type of derivative security that is presently exercisable or exercisable within 60 days is deemed to be beneficially owned by the holder thereof for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)
Comprised of 461,850 shares held of record, of 64,976 shares held of record by V3 Capital Partners, of 5,430 shares held by the Scot Jason Cohen Foundation, 60,000 shares issuable upon conversion of 3,750 shares of Series B Preferred directly held by Mr. Cohen, 17,500 shares issuable upon exercise of warrants directly held by Mr. Cohen, 1,900,000 shares issuable upon conversion of 118,750 shares of Series B Preferred directly held by V3 Capital Partners, 700,000 shares issuable upon exercise of warrants directly held by V3 Capital Partners, 200,000 shares issuable upon conversion of 12,500 shares of Series B Preferred directly held by the Scot Jason Cohen Foundation and 58,334 shares issuable upon exercise of warrants directly held by the Scot Jason Cohen Foundation each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

Mr. Cohen is the Managing Partner of V3 Capital Partners and an officer of the Scot Jason Cohen Foundation.

(4)
Comprised of 620,964 shares of Common Stock held of record, 2,160,000 shares issuable upon conversion of 135,000 shares of Series B Preferred and 775,833 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

(5)
Based on ownership information from Amendment No. 1 to Schedule 13G filed by MKM Opportunity Master Fund, Ltd. (“MKM Opportunity”) on October 15, 2014. Includes shares held by MKM Opportunity, MKM Capital Advisors, LLC (“MKM Capital”) and David Skriloff.

MKM Capital serves as investment manager to MKM Opportunity, and, as such, may be deemed to hold an indirect beneficial interest in the shares of Common Stock that are directly beneficially owned by MKM Opportunity. David Skriloff is the managing member of MKM Capital and the portfolio manager of MKM Opportunity, and, as such, may be deemed to hold an indirect beneficial interest in the shares of Common Stock that are directly beneficially owned by MKM Opportunity. Based on the foregoing, David Skriloff and MKM Capital hold shared dispositive power of shares owned by MKM Opportunity. Each Reporting Person disclaims beneficial ownership of all securities other than those owned of record by such Reporting Person.

(6)
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion (the “Maximum Percentage Limitation”). The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than the Maximum Percentage Limitation.

Although the percentage ownership reflects the limitations in the Certificate of Designation, the securities reported reflects the number of shares of Common Stock that would be issuable upon full conversion of the Series B Preferred and full exercise of warrants held by Mr. Chez. Absent the Maximum Percentage Limitation, the Mr. Chez’s total holdings of Common Stock (assuming exercise of Mr. Chez’s warrants, and conversion of the Series B Preferred in full) would be 11,397,294 shares of Common Stock in the aggregate, or 18.30%.

(7)
Based on ownership information from Amendment No. 1 to Schedule 13D filed by Individual Retirement Accounts for the benefit of Ronald L. Chez, Ronald L. Chez Individually and the Chez Family Foundation. Includes 6,800,000 shares issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

(8)
Comprised of 64,976 shares held of record, 2,460,000 shares issuable upon conversion of 153,750 shares of Series B Preferred and 717,500 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

(9)
Comprised of 250,968 shares held of record, 3,000,000 shares issuable upon conversion of 187,500 shares of Series B Preferred and 875,000 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

(10)
Comprised of 44,666,667 shares issuable upon conversion of 67,000 shares of Series C Preferred and 15,633,334 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

(11)
Comprised of 1,513,052 shares held of record, 3,480,000 shares issuable upon conversion of 5,220 shares of Series C Preferred, 720,000 shares issuable upon conversion of 45,000 shares of Series B Preferred and 1,513,228 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6.

(12)
Comprised of 772,010 shares held of record, 746,667 shares issuable upon conversion of 1,120 shares of Series C Preferred, 2,488,896 shares issuable upon conversion of 155,556 shares of Series B Preferred and 1,285,199 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of July 6, 2015.

DESCRIPTION OF SECURITIES TO BE REGISTERED

            On February 18, 2015, the Company filed the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock (the “Certificate of Designation”) with the Nevada Secretary of State, designating 50,000 shares of the Company's preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock. Each share of Series C Preferred has a Stated Value of $100 per share, and is convertible, at the option of each respective holder, into that number of Conversion Shares equal to the Stated Value, divided by $0.15 per share. The Company also has the option to require conversion of the Series C Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act, or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

As described under “Recent Developments” on page 7 of this prospectus, on February 20, 2015, the Company and certain Investors entered into Purchase Agreements wherein the Investors agreed to purchase up to 43,000 shares of newly created shares of Series C Preferred for $100 per share, to be purchased over the course of three separate closings. The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date of February 20, 2015, 15,000 shares on April 1, 2015 and 10,000 shares on May 29, 2015. As additional consideration for participating in the Series C Offering, each Investor received five-year Warrants, exercisable for $0.15 per share, to purchase that number of Warrant Shares equal to 35% of the Conversion Shares issuable upon conversion of each Investor’s shares of Series C Preferred.

In addition to the Purchase Agreement, the Company and the Investors entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission in order to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Shares, under the Securities Act.

 On March 26, 2015, the Company filed the Series C Amendment with the Nevada Secretary of State in order to increase the number of shares of the Company’s preferred stock designated as Series C Preferred from 50,000 to 90,000 and to permit the transactions contemplated by the Note Payments and the Note Exchange, as described below.

Following the filing of the Series C Amendment, on March 27, 2015, the Company and the Investor signatories to the Purchase Agreement entered into the Purchase Agreement Amendment, wherein the Company sold to one of the Investors an additional 27,000 shares of Series C Preferred, for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding Notes. As additional consideration for the purchase of the additional shares of Series C Preferred, the Investor received additional Warrants to purchase Warrant Shares equal to 35% of the Conversion Shares underlying the shares of Series C Preferred issued in accordance with the Purchase Agreement Amendment. Following these Note Payments, the Company and each of the Holders of the Notes remaining after the Note Payments entered into Exchange Agreements wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering, including the registration rights as set forth in the Registration Rights Agreement.

To date, the Company has issued an aggregate total of 82,148 shares of Series C Preferred and Warrants to purchase an aggregate total of approximately 19.1 million shares of Common Stock in connection with the Series C Offering and the Note Exchange. This Registration Statement registers for resale those shares of Common Stock issuable upon conversion of the shares of Series C Preferred issued to the Investors during the Series C Offering and to the Holders in connection with the Note Exchange, as well as the Warrant Shares issuable upon exercise of the Warrants issued to Investors and Holders.

SELLING STOCKHOLDERS

The Company, each of the Investors participating in the Series C Offering and the Holders participating in the Note Exchange signed a registration rights agreement (the “Registration Rights Agreement”), wherein we agreed to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the shares of Series C Preferred (collectively, the “Registrable Securities”), under the Securities Act. Accordingly, we filed a Registration Statement on Form S-1, of which this prospectus forms a part, with respect to the resale of the Registrable Securities from time to time. In addition, we agreed in the Registration Rights Agreement to use our best efforts to keep the registration statement effective until the Registrable Securities are sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

We filed a Registration Statement on Form S-1 with the SEC, of which this prospectus forms a part, with respect to the resale of the Registerable Securities from time to time under Rule 415 of the Securities Act. The Registerable Securities were registered to permit secondary public trading thereof. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer the Registerable Securities for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of any Registerable Securities held in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” below for more information.

The table below presents information as of July 6, 2015, regarding the Selling Stockholders and the Registerable Securities the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

●
the number of shares of our Common Stock beneficially owned by each Selling Stockholders prior to the offering for resale of any of the shares of our Common Stock being registered by the registration statement of which this prospectus is a part;

●	the number of shares of our Common Stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

●
the number and percent of shares of our Common Stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of Common Stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

None of the Selling Stockholders has held a position as an officer or director of the company, nor has any Selling Stockholder had any material relationship of any kind with us or any of our affiliates. Except as otherwise indicated in the footnotes to the table, the Selling Stockholders possess sole voting and investment power with respect to the shares shown, and no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

The following table was prepared based on information supplied to us by the Selling Stockholder, as well as certain information known to us as of the date of this prospectus. Except as indicated below, the share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the Registrable Securities, and the share amounts under the columns “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus.

	Shares Beneficially Owned Prior to Offering*		Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering*
Name of Selling Security Holder (1)	Number	Percent
Vincent C. Smith, Jr. Annuity Trust 2015-1 (2)	60,300,001	52.89%	60,300,001	–	**
Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08 (3)	2,700,000	4.79%	2,700,000	–	**
Jack Schneider (4)	1,805,369	3.29%	1,199,701	605,668	**
Joe Kolling (5)	5,292,772	9.09%	1,008,001	4,284,771	3.27%
Beverly Mae Kolling (6)	955,800	1.75%	955,800	–	**
Greg McCloskey (7)	368,501	**	238,501	130,000	**
Mark Cernich (8)	952,201	1.74%	952,201	–	**
Nadeem Ahmed (9)	944,101	1.73%	944,101	–	**
Matt Kolling (10)	936,900	1.71%	936,900	464,816	**
Chris Turoci (11)	7,226,730	12.30%	4,698,000	2,528,730	1.94%

*	Beneficial ownership assumes the exercise of all derivative securities held by the Selling Stockholder.
**	Less than 1%.

(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)
Shares offered pursuant to this Prospectus include 44,666,667 shares of Common Stock issuable upon conversion of 67,000 shares of Series C Preferred and 15,633,334 shares issuable upon exercise of Warrants. Vincent C Smith, Trustee of the Vincent C. Smith, Jr. Annuity Trust 2015-1, has voting and dispositive power over these shares.

(3)
Shares offered pursuant to this Prospectus include 2,000,000 shares of Common Stock issuable upon conversion of 3,000 shares of Series C Preferred and 700,000 shares issuable upon exercise of Warrants. Robert B. Stewart, Trustee of the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08, has voting and dispositive power over these shares.

(4)
Shares beneficially owned prior to this Prospectus include 605,668 shares held of record.

Shares offered pursuant to this Prospectus include 888,667 shares of Common Stock issuable upon conversion of 1,333 shares of Series C Preferred and 311,034 shares issuable upon exercise of Warrants.

(5)
Shares beneficially owned prior to this Prospectus include 772,010 shares held of record, an aggregate total of 1,023,865 shares issuable upon exercise of warrants and 2,488,896 shares issuable upon conversion of 155,556 shares of Series B Preferred.

Shares offered pursuant to this Prospectus include 746,667 shares of Common Stock issuable upon conversion of 1,120 shares of Series C Preferred and 261,334 shares issuable upon exercise of Warrants.

(6)	Shares offered pursuant to this Prospectus include 708,000 shares of Common Stock issuable upon conversion of 1,062 shares of Series C Preferred and 247,800 shares issuable upon exercise of Warrants.
(7)
Shares beneficially owned prior to this Prospectus include 130,000 shares held of record.

Shares offered pursuant to this Prospectus include 176,667 shares of Common Stock issuable upon conversion of 265 shares of Series C Preferred and 61,834 shares issuable upon exercise of Warrants.

(8)	Shares offered pursuant to this Prospectus include 705,334 shares of Common Stock issuable upon conversion of 1,058 shares of Series C Preferred and 246,867 shares issuable upon exercise of Warrants.
(9)	Shares offered pursuant to this Prospectus include 699,334 shares of Common Stock issuable upon conversion of 1,049 shares of Series C Preferred and 244,767 shares issuable upon exercise of Warrants.
(10)
Shares beneficially owned prior to this Prospectus include 64,939 shares held of record, an aggregate total of 177,653 shares issuable upon exercise of warrants and 222,224 shares issuable upon conversion of 13,889 shares of Series B Preferred.

Shares offered pursuant to this Prospectus include 694,000 shares of Common Stock issuable upon conversion of 1,041 shares of Series C Preferred and 242,900 shares issuable upon exercise of Warrants.

(11)
Shares beneficially owned prior to this Prospectus include 1,513,502 shares held of record, an aggregate total of 295,228 shares issuable upon exercise of warrants and 720,000 shares issuable upon conversion of 45,000 shares of Series B Preferred.

Shares offered pursuant to this Prospectus include 3,480,000 shares of Common Stock issuable upon conversion of 5,220 shares of Series C Preferred and 1,218,000 shares issuable upon exercise of Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange, market or quotation service on which our Common Stock may be listed or quoted at the time of sale;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in put or call option transactions;

•	in transactions involving short sales through broker-dealers;

•	in transactions wherein the Selling Stockholder sells securities short themselves and delivers the securities to close out short positions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in transactions that may involve crosses or block transactions;

•	in transactions where broker-dealers may agree with the Selling Stockholders to sell a specified number of securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	in any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements as of December 31, 2014, and for the year then ended included in this prospectus and elsewhere in the registration statement have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Disclosure Law Group, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to us and the shares of our Common Stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
True Drinks, Inc.
Irvine, California

We have audited the accompanying consolidated balance sheets of True Drinks, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of True Drinks, Inc. as of December 31, 2014 and 2013 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of and for the year ended December 31, 2014, the Company incurred a net loss of $8,116,603, has negative working capital of $4,750,656, and an accumulated deficit of $18,358,081. A significant amount of additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
 Squar, Milner, Peterson, Miranda & Williamson, LLP

April 2, 2015
Newport Beach, California

TRUE DRINKS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2014 and 2013

	2014	2013
ASSETS
Current Assets:
Cash	$668,326	$3,136,766
Accounts receivable, net	343,709	175,068
Inventory	1,363,443	1,056,756
Prepaid expenses and other current assets	628,675	591,434
Total Current Assets	3,004,153	4,960,024

Restricted Cash	133,198	133,065
Property and Equipment, net	4,587	8,399
Patents, net	1,211,765	1,352,941
Trademarks, net	6,849	48,516
Goodwill	3,474,502	3,474,502
Total Assets	$7,835,054	$9,977,447

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,922,285	$1,222,404
Debt	4,263,002	2,596,667
Derivative liabilities	1,569,522	1,619,021
Total Current Liabilities	7,754,809	5,438,092

Commitments and Contingencies (Note 7)

Stockholders’ Equity:
Common Stock, $0.001 par value, 120,000,000 and 40,000,000 shares authorized, 48,622,675 and 27,885,587 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	48,623	27,886
Preferred Stock – Series B (liquidation preference of $4 per share), $0.001 par value, 2,750,000 shares authorized, 1,490,995 and 1,776,923 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1,491	1,777
Additional paid in capital	18,388,212	14,751,170
Accumulated deficit	(18,358,081)	(10,241,478)

Total Stockholders’ Equity	80,245	4,539,355

Total Liabilities and Stockholders’ Equity	$7,835,054	$9,977,447

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2014 and 2013

	2014	2013
Net Sales	$4,693,414	$2,649,473

Cost of Sales	4,401,702	2,127,711

Gross Profit	291,712	521,762

Operating Expenses
Selling and marketing	4,388,108	2,224,801
General and administrative	4,450,101	3,701,094
Total operating expenses	8,838,209	5,925,895

Operating Loss	(8,546,497)	(5,404,133)

Other Expense
Change in fair value of derivative liabilities	621,159	1,361,597
Interest expense- accretion of debt discount	-	(864,921)
Interest expense	(202,773)	(1,824,074)
Other income (expense)	11,508	(390,604)
	429,894	(1,718,002)

Net Loss	$(8,116,603)	$(7,122,135)

Dividends on Preferred Stock	$434,096	$-

Net loss attributable to common stockholders	$(8,550,699)	$(7,122,135)

Net loss per common share
Basic and diluted	$(0.23)	$(0.26)

Weighted average common shares
outstanding, basic and diluted	36,429,303	27,489,422

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS, INC.
CONSOLIDATED STATEMENT OF
STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2014 and 2013

	Common Stock		Preferred Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2012	1,337,335	$1,337	1,544,565	$1,545	$7,467,015	$(3,119,343)	$4,350,554
Conversion of Preferred Stock to Common Stock	25,304,017	25,304	(1,544,565)	(1,545)	(23,759)	-	-
Issuance of Common Stock related to debt financing	268,800	269	-	-	208,821	-	209,090
Issuance of Common Stock for debt conversions	860,821	861	-	-	859,957	-	860,818
Issuance of Preferred Stock for debt conversions, net of warrants issued	-	-	264,423	264	823,396	-	823,660
Elimination of derivative liability from conversion of debt to preferred stock	-	-	-	-	64,970	-	64,970
Issuance of Common Stock for services	114,614	115	-	-	122,135	-	122,250
Issuance of Preferred Stock for services	-	-	17,500	18	69,982	-	70,000
Issuance of Preferred Stock for cash, net of warrants issued	-	-	1,495,000	1,495	4,364,488	-	4,365,983
Stock-based compensation	-	-	-	-	794,165	-	794,165
Net Loss	-	-	-	-	-	(7,122,135)	(7,122,135)
Balance – December 31, 2013	27,885,587	$27,886	1,776,923	$1,777	$14,751,170	$(10,241,478)	$4,539,355
Conversion of Preferred Stock to Common Stock	16,021,632	16,022	(1,001,352)	(1,001)	(15,021)	-	-
Issuance of Preferred Stock for debt conversions, net of warrants issued	-	-	204,732	205	619,154	-	619,359
Issuance of Common Stock for services	1,751,270	1,751	5,692	5	542,775	-	544,531
Issuance of Preferred Stock for cash, net of warrants issued	-	-	505,000	505	1,440,064	-	1,440,569
Issuance of Common Stock for settlement of debt	2,004,002	2,004	-	-	599,647	-	601,651
Cashless exercise of warrants	78,427	78	-	-	(78)	-
Stock-based compensation	-	-	-	-	497,271	-	497,271
Dividends declared on Preferred Stock	-	-	-	-	(434,096)	-	(434,096)
Reclassification of Derivative liability	-	-	-	-	44,751	-	44,751
Issuance of Common Stock for dividends on Preferred Stock	881,757	882	-	-	342,575	-	343,457
Net Loss	-	-	-	-	-	(8,116,603)	(8,116,603)
Balance – December 31, 2014	48,622,675	$48,623	1,490,995	$1,491	$18,388,212	$(18,358,081)	$80,245

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014 and 2013

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,116,603)	$(7,122,135)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	6,161	18,298
Amortization	182,843	191,177
Accretion of deferred financing costs	-	864,921
Provision for bad debt expense	(48,473)	150,000
Change in estimated fair value of derivative	(621,159)	(1,361,597)
Amortization of debt discount	-	1,332,543
Fair value of stock issued for services	544,531	401,341
Stock based compensation	497,271	794,165
Changes in operating assets and liabilities:
Accounts receivable	(120,168)	(194,159)
Inventory	(306,687)	(223,882)
Prepaid expenses and other current assets	(37,241)	(322,718)
Other assets	-	3,948
Accounts payable and accrued expenses	1,369,819	76,210
Net cash used in operating activities	(6,649,706)	(5,391,888)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(133)	(51,795)
Purchase of property and equipment	(2,349)	(1,298)
Net cash used in investing activities	(2,482)	(53,093)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series B Preferred Stock, net	1,857,413	5,483,144
Proceeds from debt	4,263,002	6,549,000
Deferred financing costs paid	-	(420,813)
Repayments on debt	(1,936,667)	(3,034,033)
Net cash provided by financing activities	4,183,748	8,577,298

NET (DECREASE) INCREASE IN CASH	(2,468,440)	3,132,317

CASH – beginning of year	3,136,766	4,449

CASH – end of year	$668,326	$3,136,766

SUPPLEMENTAL DISCLOSURES
Interest paid in cash	$7,944	$211,247
Non-cash financing and investing activities:
Conversion of preferred stock to common stock	$15,021	$25,304
Conversion of notes payable and accrued interest to common stock	$818,926	$1,836,253
Dividends paid in common stock	$343,457	$-
Dividends declared	$434,096	$-
Reclassification of derivative liability	$44,751	$-
Warrants issued in connection with Series B Offering	$616,411	$1,268,937
Warrants issued as deferred financing costs	$-	$444,108
Warrants issued as debt discount	$-	$1,332,543
Elimination of derivative liability from conversion of debt to preferred stock	$-	$64,970
Issuance of common stock for settlement of debt	$601,651	$-
Cashless exercise of warrants	$78	$-

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

True Drinks Holdings, Inc. (the "Company", "us" or "we") was incorporated in the state of Nevada in January 2001 and is the holding company for True Drinks, Inc. (“True Drinks”), formed on January 19, 2012 in Delaware to create and commercialize all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores, club stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed through select retail channels, online, and through our existing database of customers.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our Common Stock, par value $0.001 (“Common Stock”) is currently listed for quotation on the Over-the-Counter marketplace (“OTCQB”) under the symbol TRUU.

Recent Developments

Amendment to Series B Preferred Certificate of Designation. On February 18, 2015, the Company filed the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Series B Amendment”) with the Nevada Secretary of State in order to: (i) eliminate certain provisions pertaining to the adjustment of the conversion price of the Series B Convertible Preferred Stock (“Series B Preferred”) and (ii) eliminate the protective provision preventing the Company from issuing securities senior to or pari passu in rank to the Series B Preferred without first receiving approval from holders of 66% of the issued and outstanding shares of Series B Preferred. The Series B Amendment was approved by the written consent of stockholders holding approximately 79% of the issued and outstanding shares of Series B Preferred.

Creation of Series C Convertible Preferred Stock. On February 18, 2015, the Company filed the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock with the Nevada Secretary of State, designating 50,000 shares of the Company's preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock (the “Series C Preferred”). Each share of Series C Preferred has a stated value of $100 per share (the “Stated Value”), and is convertible, at the option of each respective holder, into that number of shares of Common Stock equal to the Stated Value, divided by $0.15 per share (the “Conversion Shares”). The Company also has the option to require conversion of the Series C Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act of 1933, or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Series C Offering. On February 20, 2015 (the “Initial Investment Date”), the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “PurchaseAgreement”) wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share in three separate closings (the “Series C Offering”). The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and anticipates issuing the remaining 10,000 shares on or before June 30, 2015. The Purchase Agreement also provides for the appointment of one member, designated by the Investors, to the Company’s Board of Directors. As additional consideration for participating in the Series C Offering, each Investor will receive five-year warrants (the “Warrants”), exercisable for $0.15 per share, to purchase that number of shares of the Company's Common Stock equal to 35% of the Conversion Shares issuable upon conversion of each Investor’s Shares (the “Warrant Shares”). In addition to the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission on or before July 1, 2015 in order to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Shares, under the Securities Act.

Amendment to Series C Certificate of Designation. On March 26, 2015, the Company filed the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations (the “Series C Amendment”) with the Nevada Secretary of State in order to increase the number of shares of the Company’s preferred stock designated as Series C Preferred from 50,000 to 90,000 and to permit the transactions contemplated by the Note Payments and the Note Exchange, as described below.

Note Payments and Note Exchange. Following the filing of the Series C Amendment, on March 27, 2015, the Company and the Investors entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”) wherein the Company sold to one of the Investors an additional 27,000 shares of Series C Preferred (the “Additional Shares”), for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding secured promissory notes (the “Notes”) (the “Note Payments”). As additional consideration for the purchase of the Additional Shares, the Investor received additional Warrants to purchase Warrant Shares equal to 35% the Conversion Shares issuable upon conversion of the Additional Shares.

Following the Note Payments, the Company and each of the holders (the “Holders”) of the Notes remaining after the Note Payments entered into Note Exchange Agreements (the “Exchange Agreements”), wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering (the “Note Exchange”). As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Warrants to purchase approximately 2.8 million Warrant Shares.

 Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. For the year ended December 31, 2014, the Company incurred a net loss of $8,116,603. At December 31, 2014, the Company has negative working capital of $4,750,656 and an accumulated deficit of $18,358,081. A significant amount of additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are to continue to raise capital through equity and debt offerings, and to expand sales as rapidly as economically viable. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries True Drinks, Inc., Bazi, Inc. and GT Beverage Company, LLC. All inter-company accounts and transactions have been eliminated in the preparation of these consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, provision for losses on accounts receivable, allowances for obsolete and slow moving inventory, stock compensation, deferred tax asset valuation allowances, derivative liabilities, and the realization of long-lived and intangible assets, including goodwill. Actual results could differ from those estimates.

Revenue Recognition

In accordance with Staff Accounting Bulletin ("SAB") No. 104 “Revenue Recognition in Financial Statements”, revenue is recognized at the point of shipment, at which time title is passed. Net sales include sales of products, slotting fees, discounts and freight and handling charges. With approved credit, we provide wholesale customers payment terms of up to net 30 days. Amounts received for unshipped merchandise are recorded as customer deposits and are included in accrued expenses.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, to be cash equivalents. The Company maintains cash with high credit quality financial institutions. At certain times, such amounts may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced any losses on these amounts. At December 31, 2014 and 2013, the Company had no cash equivalents.

Restricted Cash

     The Company had $133,198 and $133,065 in restricted cash with a financial institution securing a letter of credit at December 31, 2014 and 2013, respectively. The letter of credit matures in August 2015 and was issued as part of contractual obligations related to one of our licensing agreements with Disney Consumer Products, Inc.

Accounts Receivable

     We maintain an allowance for doubtful accounts, which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. Management develops an estimate of the allowance for doubtful accounts receivable based on its own judgment as to the likelihood of ultimate payment. Although the Company expects to collect amounts due, actual collections may differ from these estimated amounts. The allowance was approximately $162,000 and $210,000 at December 31, 2014 and December 31, 2013, respectively.

Concentrations

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with two financial institutions. There are funds in excess of the federally insured amount, or that are subject to credit risk, and the Company believes that the financial institutions are financially sound and the risk of loss is minimal.

We utilized a variety of suppliers to purchase raw materials for the AquaBall™ Naturally Flavored Water during the year ended December 31, 2014.

During 2014, we relied significantly on one supplier for 100% of our purchases of certain raw materials for Bazi®. Bazi, Inc. has sourced these raw materials from this supplier since 2007 and does not anticipate any issues with the supply of these raw materials.

A significant portion of our revenue comes from sales of the AquaBall™ Naturally Flavored Water. For the year ended December 31, 2014 and 2013, sales of AquaBall™ accounted for 95% and 90% of the Company’s total revenue, respectively.

Fair Value Matters

The Company does not have any assets or liabilities carried at fair value on a recurring or non-recurring basis, except for derivative liabilities.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses, and notes payable. Management believes that the carrying amount of these financial instruments approximates their fair values, due to their relatively short-term nature.

Inventory

Inventory is stated at the lower of cost or market on a FIFO (first-in first-out) basis. Provision is made to reduce excess or obsolete inventory to the estimated net realizable value. The Company purchases for resale a vitamin-enhanced flavored water beverage and a liquid dietary supplement.

Management reviews the carrying value of inventory in relation to its sales history and industry trends to determine an estimated net realizable value. Changes in economic conditions or customer demand could result in obsolete or slow moving inventory that cannot be sold or must be sold at reduced prices and could result in an inventory reserve. No inventory reserves were considered necessary as of December 31, 2014 or 2013.

Inventory is comprised of the following:

	December 31, 2014	December 31, 2013
Purchased materials	$796,609	$659,835
Finished goods	566,834	396,921
	$1,363,443	$1,056,756

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation of property and equipment using the straight-line method based on estimated useful lives of between three and ten years. Property and equipment is not significant to the consolidated financial statements as of or for the years ended December 31, 2014 and 2013.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset. An impairment was not deemed necessary in 2014 or 2013.

Intangible Assets

Intangible assets consists of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products, customer list, and the estimated value of GT Beverage Company, LLC’s interlocking spherical bottle patent acquired on March 31, 2012. The Company’s intangible assets are amortized over their estimated remaining useful lives. The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life. No impairment was deemed necessary as of December 31, 2014 or December 31, 2013.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually.

Income Taxes

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification 740 (“ASC Topic 740”), formerly Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Stock-Based Compensation

Total stock-based compensation expense, for all of the Company’s stock-based awards recognized for the year ended December 31, 2014 and 2013 was $497,271 and $794,165, respectively.

The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of the stock option and warrants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant (see Note 3 below).

Shares, warrants and options issued to non-employees for services are accounted for at fair value, based on the fair value of instrument issued or the fair value of the services received, whichever is more readily determinable.

Derivative Instruments

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice- (“Binomial Lattice”) pricing model and marked to market and reflected on our consolidated statement of operations as other (income) expense at each reporting period. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Net Loss Per Share

Earnings per share require presentation of both basic earnings per common share and diluted earnings per common share. Since the Company has a net loss for all periods presented, Common Stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive. At December 31, 2014 and 2013, the Company had 101,200,639 and 72,900,080 shares of Common Stock equivalents outstanding, respectively.

Research and Development

Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606. This ASU outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This accounting standard is effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Early adoption is not permitted. The Company is currently evaluating the impact this accounting standard will have on the Company's financial position, results of operations or cash flows.

NOTE 2 – SHAREHOLDERS’ EQUITY

The holders of Common Stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of Common Stock of the Company. Dividends have no cumulative rights and dividends will not accumulate if the Board of Directors does not declare such dividends.

The holders of Series A Preferred were entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of the Common Stock of the Company, in an amount equal to the aggregate amount of the dividend to which such shares of Series A Preferred would have been entitled had such share been converted into shares of Common Stock. The holders of Series A Preferred voted together with holders of Common Stock on an as-converted basis. On January 18, 2013, upon the filing of the Amendment to the Articles of Incorporation, the Company converted 1,544,565 shares of Series A Preferred issued to former True Drinks shareholders into 25,304,017 shares of the Company’s Common Stock. In February 2015, the Company filed a Certificate of Elimination with the State of Nevada to eliminate the Series A Preferred Stock.

Each share of Series B Preferred had a stated value of $4.00 per share (“Stated Value”) and accrued annual dividends equal to 5% of the Stated Value, payable by the Company in quarterly installments, in either cash or shares of Common Stock. Each share of Series B Preferred was convertible, at the option of the holder, into that number of shares of Common Stock equal to the Stated Value, divided by $0.25 per share (the “Conversion Shares”). The Company also has the option to require the conversion of the Series B Preferred into Conversion Shares in the event: (i) there were sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares were registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Conversion Shares were freely tradable, without restriction, under Rule 144 of the Securities Act; (iii) the daily trading volume of the Company's Common Stock, multiplied with the closing price, equaled at least $250,000 for 20 consecutive trading days; and (iv) the average closing price of the Company's Common Stock was at least $0.62 per share for 10 consecutive trading days.

Between January and September 2013, the Company issued 268,800 shares of its Common Stock as offering costs relating to bridge loans made to the Company. Such loans have short-term maturities of approximately four months. The Company expensed the fair value of the Common Stock issued of $209,090 to interest expense during the year ended December 31, 2013.

In March 2013, the Company issued 38,250 shares of its Common Stock in connection with two consulting agreements. The Company expensed the fair value of the Common Stock issued of $38,250 to consulting expense during the year ended December 31, 2013.

Between April and May 2013, the Company issued a total of 860,821 shares of its Common Stock to holders of $860,818 in outstanding convertible notes payable, lenders fees and accrued interest upon receiving conversion notices on the underlying notes.

Between July and August 2013, the Company issued 76,364 shares of its Common Stock in connection with two consulting agreements. The Company expensed the fair value of the Common Stock issued of $84,000 to consulting expense during the year ended December 31, 2013.

In November 2013, the Company issued 1,495,000 shares of its Series B Preferred to certain accredited investors pursuant to subscription agreements in exchange for a total of $5,980,000 in cash, less cash fees of $496,854. The investors also received Warrants to purchase 6,976,667 shares of the Company’s Common Stock for $0.30 per share. The Company also issued 1,235,867 warrants to Merriman Capital, Inc. in connection with the investment. The total value of all such Warrants, $1,117,163, was recorded against Additional Paid In Capital.

In November 2013, the Company issued 264,423 shares of its Series B Preferred to holders of $975,434 in outstanding convertible notes payable, lenders fees and accrued interest upon receiving conversion notices on the underlying notes. In addition, investors received Warrants to purchase 1,138,070 shares of the Company’s Common Stock for $0.30 per share. The total value of these Warrants, $151,774, was recorded against Additional Paid In Capital. In addition, $64,970 of liability associated with a derivative on certain of the notes was recorded to Additional Paid In Capital.

In December 2013, the Company issued 17,500 shares of its Series B Preferred to certain directors on its Board of Directors in exchange for $70,000 in outstanding board fees. In addition, the directors also received Warrants to purchase 81,667 shares of the Company’s Common Stock for $0.30 per share.

Between January and February 2014, the Company issued 505,000 shares of its Series B Preferred to certain accredited investors pursuant to subscription agreements in exchange for total net proceeds of $1,857,413. The investors also received Warrants to purchase 2,356,667 shares of the Company’s Common Stock for $0.30 per share. The Company also issued 667,467 warrants to its capital advisors in connection with the investment. Each Warrant contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Warrants issued totaling $416,844, was recorded to derivative liabilities.

During 2014, holders of $818,926 in outstanding principal, lender’s fees and interest on certain convertible notes payable exchanged this total for 204,732 shares of Series B Preferred and Warrants to purchase 921,596 shares of Common Stock for $0.30 per share. Each Warrant contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Warrants issued totaling $199,567, was recorded to derivative liabilities.
    During 2014, holders of 1,001,352 shares of the Series B Preferred Stock converted those shares into 16,021,632 shares of Common Stock.

        In May and July 2014, the Company issued 69,138 and 9,289 shares of Common Stock, respectively, pursuant to a cashless exercise of a total of 179,633 outstanding warrants.

        During 2014, holders of $818,926 in outstanding principal, lender’s fees and interest on certain convertible notes payable exchanged this total for 204,732 shares of Series B Preferred and Warrants to purchase 921,596 shares of Common Stock for $0.30 per share. The total value of all such Warrants, $199,567, was recorded against Additional Paid In Capital.

        During 2014, the Company issued 1,751,270 shares of Common Stock and 5,692 shares of Preferred Stock in connection with various consulting agreements. The Company expensed the fair value of the Common Stock issued of $544,531 to consulting expense.

        During 2014, the Company issued 2,004,002 shares of Common Stock in consideration for the settlement of lawsuits and related legal payments.

Between January and December 2014, the Company declared 434,096 in dividends on its Series B Preferred shares. The Company issued a total of 849,202 shares of Common Stock to pay $342,575 of these dividends. As of December 31, 2014, there remained $91,521 in cumulative unpaid dividends. These dividends were paid by issuing 449,720 shares in January 2015.

NOTE 3 – STOCK OPTIONS AND WARRANTS

Warrants

A summary of the Company’s warrant activity for the years ended December 31, 2014 and 2013 is presented below:

	Warrants Outstanding	Weighted Average Exercise Price
Outstanding, December 31, 2012	132,340	$43.00
Granted	12,470,514	0.30
Exercised	-	-
Expired	(12,387)	3.20
Outstanding, December 31, 2013	12,590,467	$0.55
Granted	4,022,936	0.30
Exercised	(179,633)	0.25
Expired	(58,500)	25.09
Outstanding, December 31, 2014	16,375,270	$0.40

As of December 31, 2014, the Company had the following outstanding warrants to purchase its Common Stock:

Warrants Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Yrs.)
61,453	$30.00	1.06
2,858,610	$0.25	3.57
13,455,207	$0.30	3.96
16,375,270	$0.40	3.88

Non-Qualified Stock Options

In 2014, the Company granted 8,859,131 stock options pursuant to option agreements with certain employees and directors. The grant date fair value of the options granted during the year ended December 31, 2014 was between $0.10 and $0.29 per share for a total of $1,304,296 to be expensed over the vesting periods of the options. In October, the Company reset certain options to certain employees and directors, adjusting the term of the options from 3 years to 7 years and adjusting the exercise price of the options from a range of $0.61 and $1.10 to an exercise price of $0.38. The difference between the options original fair value and their new fair values was $174,540 and will be expensed over the remaining vesting periods of the options. The fair values of the options were estimated using the Black-Scholes stock option pricing model and the following weighted average assumptions.

2014
Expected life	2.5 years
Estimated volatility	75.0%
Risk-free interest rate	0.66%
Dividends	-

The weighted average estimated fair value per share of the stock options at grant date was $0.147 during the year ended December 31, 2014. The expected life of options granted is based on the “simplified method” described in ASC 718-10 due to changes in the vesting terms and the contractual life of current option grants. Assumed volatility is based on historical trading prices of the Company’s Common Stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected term of the options.

Stock option activity during the years ended December 31, 2014 and 2013 is summarized as follows:

	Number of Shares	Weighted-Average Exercise Price
Options outstanding at December 31, 2012	3,870,387	$0.69
Exercised	-	-
Granted	245,739	1.10
Forfeited	(122,868)	1.02
Expired	-	-
Options outstanding at December 31, 2013	3,993,258	$0.70
Exercised	-	-
Granted	8,859,131	0.34
Forfeited	(472,796)	0.52
Expired	-	-
Options outstanding at December 31, 2014	12,379,593	$0.37

The following table summarizes information about the Company’s stock options outstanding as of December 31, 2014:

	Outstanding Options
		Weighted Average		Exercisable Options
		Remaining	Aggregate		Aggregate
Range of		Contractual Life	Intrinsic		Intrinsic
Exercise Prices	Number	(Years)	Value	Number	Value
$0.61	256,725	0.53	$-	-	$-
$1.02	122,870	0.72	-	122,870	$-
$0.25	2,348,173	9.10	-	637,752	$-
$0.38	9,651,825	6.63	-	2,219,814	$-
Totals	12,379,593	6.91	$-	2,980,436	$-

NOTE 4 – INTANGIBLE ASSETS

The Company has incurred costs to trademark eight of its current products and marketing nomenclatures. During 2014, the Company purchased a patent in relation to the purchase of GT Beverage, and also assumed the trademarks of Bazi Intl. Patents and trademarks are being amortized over the lesser of their remaining life or 15 years.

Intangible assets are:

	December 31, 2014	December 31, 2013
Patents and trademarks	$1,706,849	$1,706,849
Accumulated amortization	(488,235)	(305,392)

	$1,218,614	$1,401,457

Amortization expense for the year ended December 31, 2014 and 2013 was $182,843 and $191,177, respectively. For these assets, amortization expense over the next five years and thereafter is expected to be as follows:

Patent and Trademark Amortization
2015	$145,172
2016	141,177
2017	141,177
2018	141,177
2019	141,177
2020 and thereafter	508,734
$1,218,614

NOTE 5 – INCOME TAXES

The Company does not have significant income tax expense or benefit for the year ended December 31, 2014 or 2013. Tax net operating loss carryforwards have resulted in a net deferred tax asset with a 100% valuation allowance applied against such asset at December 31, 2014 and 2013. Such tax net operating loss carryforwards (“NOL”) approximated $18.3 million at December 31, 2014. Some or all of such NOL may be limited by Section 382 of the Internal Revenue Code.

The income tax effect of temporary differences between financial and tax reporting and net operating loss carryforwards gives rise to a deferred tax asset at December 31, 2014 and 2013 as follows:

	2014	2013
Deferred tax asset –NOL’s	$6,800,000	$3,800,000
Less valuation allowance	(6,800,000)	(3,800,000)
Net deferred tax asset	$-	$-

At December 31, 2014, approximately $18.3 million of net operating loss carryforwards for federal and state income tax purposes were available to offset future taxable income through the year 2033, of which these net operating losses will begin to expire in the year 2032. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the history of the Company and projections for future taxable income over the periods in which the deferred tax assets are realizable, management believes it is not more likely than not that the Company will realize the benefits of these deductible differences and therefore a full valuation allowance against the deferred tax assets has been established.

As a result of the Merger with Bazi Intl. on October 15, 2012, the Company may have access to utilize a portion of the net operating loss carryforwards of Bazi Intl., which, in total, were approximately $25 million at the time of the Merger. The Company is uncertain as to the portion of the Bazi net operating loss carryforwards that may be limited by Section 382 of the Internal Revenue Code.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code. Such an analysis has not been performed by the Company to determine the impact of these provisions on the Company’s net operating losses, though management believes the impact would be minimal, if any. A limitation under these provisions would reduce the amount of losses available to offset future taxable income of the Company.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 740 (formerly Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes”. ASC 740 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken on income tax returns. ASC Topic 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

Based on management’s assessment of ASC Topic 740, management concluded that the Company does not have any uncertain tax positions as of December 31, 2014. There have been no income tax related interest or penalties assessed or recorded and if interest and penalties were to be assessed, the Company would charge interest and penalties to income tax expense. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date. The Company and its subsidiaries file income tax returns in the U.S. and various state jurisdictions and there are open statutes of limitations for taxing authorities to audit the Company’s tax returns from 2008 through the current year.

NOTE 6 – DEBT

A summary of convertible notes payable as of December 31, 2014 is as follows:

Amount
Outstanding, December 31, 2013	$2,596,667
Borrowing	4,263,002
Repayments	(1,936,667)
Conversions to common stock	(660,000)
Outstanding, December 31, 2014	$4,263,002

In January 2014, the Company repaid $25,750 in outstanding principal, lender’s fees and accrued interest in connection with certain notes payable.

During 2014, holders of certain bridge financing notes, totaling $818,926 in outstanding principal, lender’s fees and accrued interest, converted their notes into 204,732 shares of the Company’s Series B Preferred.
In November 2013, the Company secured a commercial term loan in the amount of $2.0 million from Avid Bank.  The loan had a term of two years, accrued interest at 2.75% above prime, was secured by substantially all of the Company’s assets, and required an asset coverage ratio of assets to outstanding principal of 1.5. The outstanding balance of the term loan was $1,916,667 at December 31, 2013 and the loan was paid in full in April 2014.

In June 2014, the Company issued unsecured promissory notes to certain accredited investors, resulting in net proceeds to the Company of $360,000. These promissory notes have a term of one year and carry an annual interest rate of 8%. The unsecured promissory notes were issued principally to provide liquidity necessitated as a result of the termination, and payment in full, of all amounts due and payable under the Avid Bank commercial term loan.

In November 2014, the Company issued an unsecured promissory note in the amount of $50,000 to an accredited investor. The note had a maturity date in December 2014. The note paid no interest but paid a lender’s fee of 10% of the principal amount. The note was repaid in January 2015.

Line-of-Credit Facility

The Company entered into a line-of-credit agreement with a financial institution in June 30, 2014. Borrowings under this agreement approximated $233,000 as of December 31, 2014. The terms of the agreement allow the Company to borrow up to the lesser of $1.5 million or 85% of the sum of eligible accounts receivables. At December 31, 2014, the eligible receivables borrowing base approximated $233,000. The line-of-credit bears interest at Prime rate (3.25% as of December 31, 2014) plus 4.50% per annum as well as a monthly fee of 0.50% on the average amount outstanding on the line.

Secured Notes

Between September and December 2014, the Company issued Secured Notes in the aggregate principal amount of $3,420,000 to certain accredited investors. The Secured Notes accrue interest at a rate of 12% per annum and are secured by an interest in all inventory, books and records pertaining to the inventory, and all proceeds with respect sale or other disposition of the inventory. The Secured Notes mature one year from the date of issuance. In the event the Secured Notes are paid in a form other than cash, the Company is obligated to pay to the Holder of the Secured Notes a lender's fee equal to 10%, which amount shall be added to the principal amount due and owing the Holder.

In September 2014, the Company issued a Secured Note in the principal amount of $200,000 to Scot Cohen, a member of the Company’s Board of Directors. The Secured Note accrued interest at a rate of 12% and was secured by an interest in all inventory, books and records pertaining to the inventory, and all proceeds with respect sale or other disposition of the inventory. The Secured Note originally matured in September 2014, was in default as of December 31, 2014 and was paid in full in February 2015.

Subsequent to December 31, 2014, all outstanding Secured Notes were either repaid or exchanged for shares of Series C Preferred and Warrants, pursuant to the Note Payments and Note Exchange described under Note 1 above and Note 10 below.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company has entered in a number of consulting agreements with various consultants. Termination of any of these agreements could result in termination fees.

The Company leases its office in Irvine, California on a one-year lease. Total which expires July 31, 2015. Rent expense for the years ended December 31, 2014 and 2013 was approximately $52,000 and $46,000, respectively. Total remaining payments on the lease through July 31, 2015 are approximately $31,000.

The Company maintains employment agreements with certain key management. The agreements provide for minimum base salaries, eligibility for stock options, performance bonuses and severance payments.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

On July 1, 2011, a lawsuit was filed in the United States District Court, the Southern District of Ohio, Cincinnati Division, against GT Beverage Company, LLC (“GT LLC”) by Dominion Liquid Technologies, LLC. The lawsuit alleged that GT LLC breached terms of a 2010 co-packing agreement, which governed the relationship between the parties. In July 2014, the Company settled this lawsuit for $350,000. The settlement was fully accrued for, and was paid for with 1,166,667 restricted shares of Common Stock.

On April 22, 2014, a lawsuit was filed in the Superior Court of California, County of Orange, against the Company by Advantage Sales and Marketing, LLC. The plaintiff initially claimed damages of $92,064 for outstanding invoices. The lawsuit was settled for $69,000 in January 2015, and was fully accrued at December 31, 2014.
During 2014, the Company issued 837,335 restricted shares of Common Stock to settle a total of $251,651 in outstanding liabilities related to various legal expenses.

We are currently not involved in any litigation unless noted above that we believe could have a material adverse effect on our financial condition or results of operations. Other than described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, or our Common Stock in which an adverse decision could have a material adverse effect.

NOTE 8 – FAIR VALUE MEASUREMENTS

The application of fair value measurements may be on a recurring or nonrecurring basis depending on the accounting principles applicable to the specific asset or liability or whether management has elected to carry the item at its estimated fair value. FASB ASC 820-10-35 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

 -             Level 1: Observable inputs such as quoted prices in active markets;

 -             Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

 -             Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when estimating fair value.

The Company assesses its recurring fair value measurements as defined by FASB ASC 810. Liabilities measured at estimated fair value on a recurring basis include derivative liabilities. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial liabilities among the levels occur at the beginning of the reporting period. There were no transfers between Level 1, Level 2 and/or Level 3 during the year ended December 31, 2014. The Company had no Level 1 or 2 fair value measurements during 2013.

The following table presents the estimated fair value of financial liabilities measured at estimated fair value on a recurring basis included in the Company’s financial statements as of December 31, 2014:

		Level 1	Level 2	Level 3
	Total carrying value	Quoted market prices in active markets	Internal Models with significant observable market parameters	Internal models with significant unobservable market parameters
Derivative liabilities	$1,569,522	$-	$-	$1,569,522

The following table presents the changes in recurring fair value measurements included in net loss for the year ended December 31, 2014:

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss For the Year Ended December 31, 2014
	Revenues	Expenses	Total
Derivative liabilities	$621,159	$-	$621,159

The table below sets forth a summary of changes in the fair value of our Level 3 financial liabilities for the year ended December 31, 2014:

	December 31, 2013	Recorded new Derivative Liabilities	Reclassification of Derivative Liabilities	Change in Estimated Fair Value Recognized in Results of Operations	December 31, 2014
Derivative liabilities	$1,619,021	$616,411	$(44,751)	$(621,159)	$1,569,522

NOTE 9 – LICENSING AGREEMENTS

We entered into a three-year licensing agreement with Disney Consumer Products, Inc. (“Disney”) and an 18-month licensing agreement with Marvel Characters, B.V. ("Marvel") (the “Licensing Agreements”) in 2012. Each Licensing Agreement allows us to feature popular Disney and Marvel characters on AquaBall™ Naturally Flavored Water, allowing AquaBall™ to stand out among other beverages marketed towards children. Under the terms and conditions of the Licensing Agreements, we work with the Disney and Marvel teams to create colorful, eye-catching labels that surround the entire spherical shape of each AquaBall™. Once the label designs are approved, we work with Disney and Marvel to set retail calendars, rotating the placement of different AquaBall™ designs over the course of the year. The terms of the Disney Licensing Agreement (“Disney Agreement”) stipulates a royalty rate of 4% on the sales of AquaBall™ Naturally Flavored Water adorned with Disney characters, paid quarterly, with a total royalty guarantee of $231,600 over the term of the Disney Agreement which has a term ending date of March 31, 2015. In addition, the Company is required to spend 1% of sales on advertising and promotional opportunities. The company and Disney are in discussions to extend this agreement.

The terms of the Marvel Licensing Agreement (“Marvel Agreement”) stipulates a royalty rate of 5% on the sales of AquaBall™ Naturally Flavored Water adorned with Marvel characters, paid quarterly. The Company recently extended the Marvel Agreement through the end of 2015. The total royalty guarantee for the period from January 1, 2014 through December 31, 2015 is $150,000.

NOTE 10 – SUBSEQUENT EVENTS

    The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued. Subsequent to December 31, 2014, the following events occurred:

    Amendment to Series B Preferred Certificate of Designation

    On February 18, 2015, the Company filed the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Series B Amendment”) with the Nevada Secretary of State in order to: (i) eliminate certain provisions pertaining to the adjustment of the conversion price of the Series B Convertible Preferred Stock (“Series B Preferred”) and (ii) eliminate the protective provision preventing the Company from issuing securities senior to or pari passu in rank to the Series B Preferred without first receiving approval from holders of 66% of the issued and outstanding shares of Series B Preferred. The Series B Amendment was approved by the written consent of stockholders holding approximately 79% of the issued and outstanding shares of Series B Preferred.

    Creation of Series C Convertible Preferred Stock

    On February 18, 2015, the Company filed the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock with the Nevada Secretary of State, designating 50,000 shares of the Company's preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock (the “Series C Preferred”). Each share of Series C Preferred has a stated value of $100 per share (the “Stated Value”), and is convertible, at the option of each respective holder, into that number of shares of Common Stock equal to the Stated Value, divided by $0.15 per share (the “Conversion Shares”). The Company also has the option to require conversion of the Series C Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

    Series C Offering

    On February 20, 2015 (the “Initial Investment Date”), the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “PurchaseAgreement”) wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share in three separate closings (the “Series C Offering”). The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and anticipates issuing the remaining 10,000 shares on or before June 30, 2015. The Purchase Agreement also provides for the appointment of one member, designated by the Investors, to the Company’s Board of Directors. As additional consideration for participating in the Series C Offering, each Investor will receive five-year warrants (the “Warrants”), exercisable for $0.15 per share, to purchase that number of shares of the Company's Common Stock equal to 35% of the Conversion Shares issuable upon conversion of each Investor’s Shares (the “Warrant Shares”).

    In addition to the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission in order to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Shares, under the Securities Act.

    Amendment to Series C Certificate of Designation. As described under Note 1 above, on March 26, 2015, the Company filed the Series C Amendment with the Nevada Secretary of State in order to increase the number of shares of the Company’s preferred stock designated as Series C Preferred from 50,000 to 90,000 and to permit the transactions contemplated by the Note Payments and the Note Exchange, as described below.

Note Payments and Note Exchange. Following the filing of the Series C Amendment, on March 27, 2015, the Company and the Series C Offering Investors entered into an amendment to the Amendment Purchase Agreement wherein the Company sold 27,000 Additional Shares to one of the Investors for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million outstanding Notes. As additional consideration for the purchase of the Additional Shares, the Investor received additional Warrants to purchase Warrant Shares equal to 35% the Conversion Shares issuable upon conversion of the Additional Shares.

Following the Note Payments, the Company and each of the Holders of the Notes remaining after the Note Payments entered into Exchange Agreements wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering. As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Warrants to purchase approximately 2.8 million Warrant Shares.

TRUE DRINKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)
Current Assets:
Cash	$48,803	$668,326
Accounts receivable, net	545,361	343,709
Inventory	1,429,086	1,363,443
Prepaid expenses and other current assets	713,855	628,675
Total Current Assets	2,737,105	3,004,153

Restricted Cash	133,231	133,198
Property and Equipment, net	3,711	4,587
Patents, net	1,176,470	1,211,765
Trademarks, net	-	6,849
Goodwill	3,474,502	3,474,502
Total Assets	$7,525,019	$7,835,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,565,423	$1,922,285
Debt	129,884	4,263,002
Derivative liabilities	3,396,940	1,569,522
Total Current Liabilities	5,092,247	7,754,809

Commitments and Contingencies (Note 5)

Stockholders’ Equity:
Common Stock, $0.001 par value, 120,000,000 shares authorized, 53,691,225 and 48,622,675 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	53,691	48,623
Preferred Stock – Series B (liquidation preference of $4 per share), $0.001 par value, 2,750,000 shares authorized, 1,342,870 and 1,490,995 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,343	1,491
Preferred Stock – Series C (liquidation preference $100 per share), $0.001 par value, 90,000 shares authorized, 57,148 and 0 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	57	-
Additional paid in capital	23,013,807	18,388,212
Accumulated deficit	(20,636,126)	(18,358,081)

Total Stockholders’ Equity	2,432,772	80,245

Total Liabilities and Stockholders’ Equity	$7,525,019	$7,835,054

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net Sales	$764,975	$650,532

Cost of Sales	620,728	529,301

Gross Profit	144,247	121,231

Operating Expenses
Selling and marketing	650,365	570,528
General and administrative	1,421,268	991,806
Total operating expenses	2,071,633	1,562,334

Operating Loss	(1,927,386)	(1,441,103)

Other Expense
Change in fair value of derivative liabilities	(142,922)	(2,125,537)
Interest expense	(207,737)	(37,129)
	(350,659)	(2,162,666)

NET LOSS	$(2,278,045)	$(3,603,769)

Declared dividends on Preferred Stock	66,872	133,204

Net loss attributable to common stockholders	$(2,344,917)	$(3,736,973)

Loss per common share, basic and diluted	$(0.05)	$(0.13)

Weighted average common shares outstanding, basic and diluted	50,548,805	27,902,154

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,278,045)	$(3,603,769)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	876	3,530
Amortization	42,144	47,794
Provision for bad debt expense	(6,847)	-
Change in estimated fair value of derivative	142,922	2,125,537
Fair value of stock issued for services	453,062	39,875
Stock based compensation	129,098	123,364
Change in operating assets and liabilities:
Accounts receivable	(194,805)	(132,852)
Restricted cash	(33)	-
Inventory	(65,643)	(180,038)
Prepaid expenses and other current assets	(85,180)	42,365
Accounts payable and accrued expenses	(270,954)	(287,219)
Net cash used in operating activities	(2,133,405)	(1,821,413)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	-	(2,349)
Net cash used in investing activities	-	(2,349)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	-	(2,194)
Proceeds from issuance of Series B Preferred Stock, net	-	1,887,412
Proceeds from issuance of Series C Preferred Stock	4,500,000	-
Repayments on debt	(2,986,118)	(270,000)
Net cash provided by financing activities	1,513,882	1,615,218

NET DECREASE IN CASH	(619,523)	(208,544)

CASH- beginning of period	668,326	3,136,766

CASH- end of period	$48,803	$2,928,222

SUPPLEMENTAL DISCLOSURES
Interest paid in cash	$122,556	$7,944
Non-cash financing and investing activities:
Conversion of preferred stock to common stock	$2,222	$6,033
Conversion of notes payable and accrued interest to common stock	$-	$764,938
Conversion of notes payable and accrued interest to Series C preferred stock	$1,214,206	$-
Dividend paid in common stock	$85,573	$-
Dividends declared but unpaid	$66,872	$133,204
Cashless exercise of warrants	$-	$616,411
Warrants issued in connection with Series B Preferred Offering	$-	$7,944
Warrants issued in connection with Series C Preferred Offering	$1,684,496	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)
March 31, 2015

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Overview

True Drinks Holdings, Inc. (the "Company", "us" or "we") was incorporated in the state of Nevada in January 2001 and is the holding company for True Drinks, Inc. (“True Drinks”), formed on January 19, 2012 in Delaware to create and commercialize all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed through select retail channels, online, and through our existing database of customers.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our common stock, par value $0.001 (“Common Stock”) is currently listed for quotation on the Over-the-Counter marketplace (“OTCQB”) under the symbol TRUU.

Recent Developments

Amendment to Series B Preferred Certificate of Designation

    On February 18, 2015, the Company filed the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Series B Amendment”) with the Nevada Secretary of State in order to: (i) eliminate certain provisions pertaining to the adjustment of the conversion price of the Series B Convertible Preferred Stock (“Series B Preferred”) and (ii) eliminate the protective provision preventing the Company from issuing securities senior to or pari passu in rank to the Series B Preferred without first receiving approval from holders of 66% of the issued and outstanding shares of Series B Preferred. The Series B Amendment was approved by the written consent of stockholders holding approximately 79% of the issued and outstanding shares of Series B Preferred.

Creation of Series C Convertible Preferred Stock.

On February 18, 2015, the Company filed the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock with the Nevada Secretary of State, designating 50,000 shares of the Company's preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock (the “Series C Preferred”). Each share of Series C Preferred has a stated value of $100 per share, and is convertible, at the option of each respective holder, into that number of shares of Common Stock equal to $100, divided by $0.15 per share (the “Series C Conversion Shares”). The Company also has the option to require conversion of the Series C Preferred into Series C Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Series C Conversion Shares; (ii) the Series C Conversion Shares are registered under the Securities Act of 1933, or the Series C Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Series C Offering

On February 20, 2015 (the “Initial Investment Date”), the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (each a “Purchase Agreement”) wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share in three separate closings (the “Series C Offering”). The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and anticipates issuing the remaining 10,000 shares on or before June 30, 2015. The Purchase Agreement also provides for the appointment of one member, designated by the Investors, to the Company’s Board of Directors. As additional consideration for participating in the Series C Offering, each Investor is entitled to receive five-year warrants (the “Series C Warrants”), exercisable at $0.15 per share. Each Series C Warrant contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Series C Warrants issued, totaling $464,164, was recorded to derivative liabilities.

Amendment to Series C Certificate of Designation.

On March 26, 2015, the Company filed the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations (the “Series C Amendment”) with the Nevada Secretary of State in order to increase the number of shares of the Company’s preferred stock designated as Series C Preferred from 50,000 to 90,000 and to permit the transactions contemplated by the Note Payments and the Note Exchange, as described below.

Note Payments and Note Exchange.

Following the filing of the Series C Amendment, on March 27, 2015, the Company and the Investors entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”) wherein the Company sold to one of the Investors an additional 27,000 shares of Series C Preferred (the “Additional Shares”), for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding secured promissory notes (the “Notes”) (the “Note Payments”). As additional consideration for the purchase of the Additional Shares, the Investor received five-year warrants on substantially similar terms to those offered in the Series C Offering, exercisable for $0.15 per share (the “Additional Warrants”). Each Additional Warrant contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Additional Warrants issued, totaling $841,651, was recorded to derivative liabilities.

Following the Note Payments, the Company and each of the holders (the “Holders”) of the Notes remaining after the Note Payments entered into Note Exchange Agreements (the “Exchange Agreements”), wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering (the “Note Exchange”). As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Series C Warrants to purchase approximately 2.8 million shares of Common Stock. Each Series C Warrant issued in connection with the Note Exchange contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Series C Warrants issued in connection with the Note Exchange, totaling $378,681, was recorded to derivative liabilities.

Basis of Presentation and Going Concern

The accompanying condensed consolidated balance sheet as of December 31, 2014, which has been derived from audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2014, and the accompanying interim condensed consolidated financial statements have been prepared by management pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. These interim condensed consolidated financial statements are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary to fairly present the Company’s financial condition, results of operations and cash flows as of and for the periods presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Operating results for the three-month period ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015, or for any other interim period during such year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC, although the Company believes that the disclosures made are adequate to make the information not misleading. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on April 2, 2015.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As of and for the three months ended March 31, 2015, the Company incurred a net loss of $2,278,045, has negative working capital of $2,355,142, and an accumulated deficit of $20,636,126. The Company had $182,034 in cash at March 31, 2015 with $133,231 of this cash being restricted, as discussed below. The Company will require additional capital to execute its business, marketing and operating plan, and therefore sustain operations, which capital may not be available on favorable terms, if at all. The accompanying condensed consolidated financial statements do not include any adjustments that might result in the event the Company was unable to generate sufficient cash from operations, execute its business, marking or operating plan, or obtain additional working capital, if necessary.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries True Drinks, Inc., Bazi, Inc. and GT Beverage Company, LLC. All inter-company accounts and transactions have been eliminated in the preparation of these condensed consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, derivative liabilities, provision for losses on accounts receivable, allowances for obsolete and slow moving inventory, stock compensation, deferred tax asset valuation allowances, and the realization of long-lived and intangible assets, including goodwill. Actual results could differ from those estimates.

Restricted Cash

At March 31, 2015, the Company had $133,231 in restricted cash with a financial institution securing a letter of credit. The letter of credit matures in August 2015 and was issued as part of contractual obligations related to one of our licensing agreements with Disney Consumer Products, Inc.

Accounts Receivable

We maintain an allowance for doubtful accounts, which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. Management develops an estimate of the allowance for doubtful accounts receivable based on the perceived likelihood of ultimate payment. Although the Company expects to collect amounts due, actual collections may differ from these estimated amounts. The allowance for doubtful accounts was approximately $155,000 and $162,000 at March 31, 2015 and December 31, 2014, respectively.

Concentrations

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains the majority of its cash balances with two financial institutions.  There are funds in excess of the federally insured amount, or that are subject to credit risk, and the Company believes that the financial institutions are financially sound and the risk of loss is minimal.

We utilized a variety of suppliers to purchase raw materials for the AquaBall™ Naturally Flavored Water during the three-months ended March 31, 2015 and 2014.

During 2014 and into 2015, we relied significantly on one supplier for 100% of our purchases of certain raw materials for Bazi®.  Bazi, Inc. has sourced these raw materials from this supplier since 2007 and we do not anticipate any issues with the supply of these raw materials.

A significant portion of our revenue comes from sales of the AquaBall™ Naturally Flavored Water. For the three months ended March 31, 2015 and 2014, sales of AquaBall™ accounted for 95% and 91% of the Company’s total revenue, respectively.

Inventory

Inventory is stated at the lower of cost or market on a FIFO (first-in first-out) basis. Provisions are made to reduce excess or obsolete inventory to the estimated net realizable value. The Company purchases for resale a vitamin-enhanced flavored water beverage and a liquid dietary supplement.

Management reviews the carrying value of inventory in relation to its sales history and industry trends to determine an estimated net realizable value. Changes in economic conditions or customer demand could result in obsolete or slow moving inventory that cannot be sold or must be sold at reduced prices and could result in an inventory reserve. No inventory reserves were considered necessary as of March 31, 2015 and December 31, 2014.

Inventory is comprised of the following:

	March 31, 2015 (unaudited)	December 31, 2014
Purchased materials	$973,822	$796,609
Finished goods	455,264	566,834
Total	$1,429,086	$1,363,443

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset. No impairment was deemed necessary during the quarter ended March 31, 2015.

Intangible Assets

Intangible assets consists of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products, customer list, and the estimated value of GT Beverage Company, LLC’s interlocking spherical bottle patent. The Company’s intangible assets are amortized over their estimated remaining useful lives. The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life. No impairment was deemed necessary during the quarter ended March 31, 2015.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually, typically in the fourth quarter. No impairment charges have been recorded for goodwill.

Income Taxes

For the quarters ended March 31, 2015 and 2014, the Company incurred tax net operating losses, and accordingly, had no income tax provision. At March 31, 2015, the Company had tax net operating loss carryforwards and a related deferred tax asset, which had a full valuation allowance.

Stock-Based Compensation

For the three-month periods ended March 31, 2015 and 2014, general and administrative expenses included stock based compensation expense of $129,098 and $123,364, respectively.

The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of outstanding stock options and warrants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option or warrant. The expected life is based on the contractual term of the option or warrant and expected exercise and, in the case of options, post-vesting employment termination behavior. Currently, our model inputs are based on the simplified approach provided by SAB 110. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant (see Note 3, “Stock Options and Warrants”).

Fair Value Matters

The Company does not have any assets or liabilities carried at fair value on a recurring or non-recurring basis, except for derivative liabilities.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses, and debt. Management believes that the carrying amount of these financial instruments approximates their fair values, due to their relatively short-term nature.

Derivative Instruments

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice (“Binomial Lattice”) pricing model and marked to market and reflected on our condensed consolidated statement of operations as other (income) expense at each reporting period. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Net Loss Per Share

Earnings per share requires presentation of both basic earnings per common share and diluted earnings per common share.  Since the Company has a net loss for all periods presented, Common Stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.  At March 31, 2015 and 2014, the Company had 155,365,213 and 90,832,975 shares of Common Stock equivalents outstanding, respectively.

Research and Development

Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

Except as noted below, the Company has reviewed all recently issued, but not yet effective accounting pronouncements and has concluded that there are no recently issued, but not yet effective pronouncements that may have a material impact on the Company’s future financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606. This ASU outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This accounting standard is effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Early adoption is not permitted. The Company is currently evaluating the impact this accounting standard will have on the Company's financial position, results of operations or cash flows.

NOTE 2 — SHAREHOLDERS’ EQUITY

The holders of Common Stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of Common Stock of the Company. Dividends have no cumulative rights and dividends will not accumulate if the Board of Directors does not declare such dividends.

On January 18, 2013, upon the filing of the Amendment to the Articles of Incorporation, the Company converted 1,544,565 shares of Series A Preferred issued to former True Drinks shareholders into 25,304,017 shares of the Company’s Common Stock. In February 2015, the Company filed a Certificate of Elimination with the State of Nevada to eliminate the Series A Preferred Stock.

In the three months ended March 31, 2015, the Company declared $66,872 in dividends on its Series B Preferred shares. The Company issued a total of 450,248 shares of Common Stock to pay $85,573 of cumulative unpaid dividends. As of March 31, 2015, there remained $81,377 in cumulative unpaid dividends.

As described in Note 1 above, under the heading “Recent Developments”, on February 20, 2015, the Company and certain Investors entered into a Purchase Agreements in connection with the Company’s Series C Offering, wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share in three separate closings. The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and anticipates issuing the remaining 10,000 shares on or before June 30, 2015. As additional consideration for participating in the Series C Offering, Investors were issued a total of 4,200,000 Series C Warrants, exercisable at $0.15 per share. Each Series C Warrant contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Series C Warrants issued, totaling $464,164, was recorded to derivative liabilities.

On March 27, 2015, the Company sold to an Investor 27,000 Additional Shares of Series C Preferred, for gross proceeds of $2.7 million. As additional consideration for the purchase of the Additional Shares, the Investor was issued a total of 6,300,000 Additional Warrant, on terms substantially similar to those issued in connection with the Series C Offering. Each Additional Warrant contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Additional Warrants issued, totaling $841,651, was recorded to derivative liabilities.

On March 27, 2015, holders of outstanding notes and accrued interest totaling $1,214,207 agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering. As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Series C Warrants to purchase 2,834,536 shares of Common Stock for $0.15 per share. Each Series C Warrant issued in connection with the Note Exchange contains a price-protection feature that adjusts the exercise price in the event of certain dilutive issuances of securities. Such price-protection feature is determined to be a derivative liability and, as such, the value of all Series C Warrants issued in connection with the Note Exchange, totaling $378,681, was recorded to derivative liabilities.

During the quarter ended March 31, 2015, the Company issued 2,248,302 shares of Common Stock in connection with certain consulting agreements. The Company expensed the fair value of the Common Stock issued of $453,062 to consulting expense.

NOTE 3 — STOCK OPTIONS AND WARRANTS

Warrants

A summary of the Company’s warrant activity for the three months ended March 31, 2015 is presented below:

	Warrants Outstanding	Weighted Average Exercise Price
Outstanding, December 31, 2014	16,375,270	$0.40
Granted	13,334,536	0.15
Exercised	-	-
Expired	-	-
Outstanding, March 31, 2015	29,709,806	$0.21

As of March 31, 2015, the Company had the following outstanding warrants to purchase shares of its Common Stock:

Warrants Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Yrs.)
61,453	$30.00	0.81
29,648,353	$0.15	4.24
29,709,806	$0.21	4.23

Non-Qualified Stock Options

The Company did not grant any non-qualified stock options to employees during the three months ended March 31, 2015.

Stock option activity during the three months ended March 31, 2015 is summarized as follows:

	Options Outstanding	Weighted-Average Exercise Price
Options outstanding at December 31, 2014	12,379,593	$0.37
Exercised	-	-
Granted	-	-
Forfeited	-	-
Expired	-	-
Options outstanding at March 31, 2015	12,379,593	$0.37

The following table summarizes information about the Company’s stock options outstanding as of March 31, 2015:

	Outstanding Options
		Weighted Average		Exercisable Options
		Remaining	Aggregate		Aggregate
Range of		Contractual Life	Intrinsic		Intrinsic
Exercise Prices	Number	(Years)	Value	Number	Value
$0.61	256,725	0.29	$-	-	$-
$1.02	122,870	0.47	-	122,870	$-
$0.25	2,348,173	8.85	-	1,121,429	$-
$0.38	9,651,825	6.63	-	2,219,814	$-
Totals	12,379,593	6.91	$-	3,464,113	$-

NOTE 4 — DEBT

A summary of debt as of March 31, 2015, is as follows:

Amount
Outstanding, December 31, 2014	$4,263,002
Borrowings	-
Repayments	(2,986,118)
Conversions to Series C Preferred Stock	(1,147,000)
Outstanding, March 31, 2015	$129,884

As disclosed in Note 1 above under the heading “Recent Developments”, in March 2015, the Company received gross process of $2.7 million from the sale of 27,000 shares of Series C Preferred to an accredited, existing investor, which proceeds were subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding Notes. Following the Note Payments, the Company and each of the Holders of the Notes remaining after the Note Payments entered into Exchange Agreements, wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering.

Line-of-Credit Facility

The Company entered into a line-of-credit agreement with a financial institution on June 30, 2014. The terms of the agreement allow the Company to borrow up to the lesser of $1.5 million or 85% of the sum of eligible accounts receivables. At March 31, 2015, the total outstanding on the line-of-credit approximated $130,000 and the Company had approximately $0 available to borrow. The line-of-credit bears interest at Prime rate (3.25% as of March 31, 2015) plus 4.50% per annum as well as a monthly fee of 0.50% on the average amount outstanding on the line.

Secured Notes

Between September and December 2014, the Company issued secured promissory notes, or Notes, in the aggregate principal amount of $3,420,000 to certain accredited investors. The Notes accrue interest at a rate of 12% per annum and are secured by an interest in all inventory, books and records pertaining to the inventory, and all proceeds with respect sale or other disposition of the inventory. The Notes mature one year from the date of issuance. In the event the Notes are paid in a form other than cash, the Company is obligated to pay to the Holder of the Secured Notes a lender's fee equal to 10%, which amount shall be added to the principal amount due and owing the Holder. As of March 31, 2015, each of these Notes were either paid in full, or exchanged for shares of Series C Preferred in the Note Exchange described under Note 1 above, under the heading “Recent Developments”.

In September 2014, the Company issued a Note in the principal amount of $200,000 to Scot Cohen, a member of the Company’s Board of Directors. The Note accrued interest at a rate of 12% and was secured by an interest in all inventory, books and records pertaining to the inventory, and all proceeds with respect sale or other disposition of the inventory. The Note originally matured in September 2014, was in default as of December 31, 2014 and was paid in full in February 2015.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

The Company has entered in a number of agreements with various consultants. Termination of any of these agreements could result in termination fees.

The Company leases its corporate office in Irvine, California on a one-year term, which term expires in July 2015. Total rent expense related to the Company's operating lease for the three months ended March 31, 2015 and 2014 was $14,270 and $15,568, respectively. Total remaining payments on the lease through July 31, 2015 are $17,596.

The Company maintains employment agreements with certain key members of management. The agreements provide for minimum base salaries, eligibility for stock options, performance bonuses and severance payments.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

On April 22, 2014, a lawsuit was filed in the Superior Court of California, County of Orange, against the Company by Advantage Sales and Marketing, LLC. The plaintiff initially seeks damages of $92,064 for outstanding invoices. This lawsuit was settled in January 2015 for the payment of $69,000 in cash over three installments.

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.

NOTE 6 – FAIR VALUE MEASUREMENTS

The application of fair value measurements may be on a recurring or nonrecurring basis depending on the accounting principles applicable to the specific asset or liability or whether management has elected to carry the item at its estimated fair value. FASB ASC 820-10-35 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

 -           Level 1: Observable inputs such as quoted prices in active markets;

 -           Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

 -           Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when estimating fair value.

The Company assesses its recurring fair value measurements as defined by FASB ASC 810. Liabilities measured at estimated fair value on a recurring basis include derivative liabilities. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial liabilities among the levels occur at the beginning of the reporting period. There were no transfers between Level 1, Level 2 and/or Level 3 during the quarter ended March 31, 2015. The Company had no Level 1 or 2 fair value measurements at March 31, 2015 or December 31, 2014.

The following table presents the estimated fair value of financial liabilities measured at estimated fair value on a recurring basis included in the Company’s financial statements as of March 31, 2015:

		Level 1	Level 2	Level 3
	Total carrying value	Quoted market prices in active markets	Internal Models with significant observable market parameters	Internal models with significant unobservable market parameters
Derivative liabilities	$3,396,940	$-	$-	$3,396,940

The following table presents the estimated fair value of financial liabilities measured at estimated fair value on a recurring basis included in the Company’s financial statements as of December 31, 2014:

		Level 1	Level 2	Level 3
	Total carrying value	Quoted market prices in active markets	Internal Models with significant observable market parameters	Internal models with significant unobservable market parameters
Derivative liabilities	$1,569,522	$-	$-	$1,569,522

The following table presents the changes in recurring fair value measurements included in net loss for the three months ended March 31, 2015:

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss For the Three Months Ended March 31, 2015
	Revenues	Expenses	Total
Derivative liabilities	$-	$(142,922)	$(142,922)

The following table presents the changes in recurring fair value measurements included in net loss for the three months ended March 31, 2014:

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss For the Three Months Ended March 31, 2014
	Revenues	Expenses	Total
Derivative liabilities	$-	$(2,125,537)	$(2,125,537)

The table below sets forth a summary of changes in the fair value of our Level 3 financial liabilities for the three months ended March 31, 2015:

	December 31, 2014	Recorded New Derivative Liabilities	Reclassification of Derivative Liabilities to Additional Paid in Capital	Change in Estimated Fair Value Recognized in Results of Operations	March 31, 2015
Derivative liabilities	$1,569,522	$1,684,496	$-	$142,922	$3,396,940

The table below sets forth a summary of changes in the fair value of our Level 3 financial liabilities for the three months ended March 31, 2014:

	December 31, 2013	Recorded New Derivative Liabilities	Reclassification of Derivative Liabilities to Additional Paid in Capital	Change in Estimated Fair Value Recognized in Results of Operations	March 31, 2014
Derivative liabilities	$1,619,021	$616,411	$-	$2,125,537	$4,360,969

NOTE 7 – LICENSING AGREEMENTS

We entered into a three-year licensing agreement with Disney Consumer Products, Inc. (“Disney”) and an 18-month licensing agreement with Marvel Characters, B.V. ("Marvel") (the “Licensing Agreements”) in 2012. Each Licensing Agreement allows us to feature popular Disney and Marvel characters on AquaBall™ Naturally Flavored Water, allowing AquaBall™ to stand out among other beverages marketed towards children. Under the terms and conditions of the Licensing Agreements, we work with the Disney and Marvel teams to create colorful, eye-catching labels that surround the entire spherical shape of each AquaBall™. Once the label designs are approved, we work with Disney and Marvel to set retail calendars, rotating the placement of different AquaBall™ designs over the course of the year. The terms of the Disney Licensing Agreement (“Disney Agreement”) stipulates a royalty rate of 4% on the sales of AquaBall™ Naturally Flavored Water adorned with Disney characters, paid quarterly, with a total royalty guarantee of $231,600 over the term of the Disney Agreement which has a term ending date of May 31, 2015. In addition, the Company is required to spend 1% of sales on advertising and promotional opportunities. The Company and Disney are in discussions to extend this agreement.

The terms of the Marvel Licensing Agreement (“Marvel Agreement”) stipulates a royalty rate of 5% on the sales of AquaBall™ Naturally Flavored Water adorned with Marvel characters, paid quarterly. The Company recently extended the Marvel Agreement through the end of 2015. The total royalty guarantee for the period from April 1, 2015 through December 31, 2015 is $56,250.

NOTE 8 – SUBSEQUENT EVENTS

    Management has evaluated events subsequent to March 31, 2015 through the date that the accompanying condensed consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

73,933,206 Shares of Common Stock

TRUE DRINKS HOLDINGS, INC.
Prospectus

Until ______ __, 2015, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$1,600
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Miscellaneous fees and expenses	$1,500
Total	$23,100

Item 14.  Indemnification of Directors and Officers

            Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

Since June 2012, we have issued the following securities that were not registered under the Securities Act of 1933. Each of the securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and/or Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

Series C Offering

 On February 20, 2015 (the “Initial Investment Date”), the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share in three separate closings (the “Series C Offering”). The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and 10,000 shares on May 29, 2015. As additional consideration for participating in the Series C Offering, each Investor received five-year warrants (the “Series C Warrants”), exercisable for $0.15 per share, to purchase that number of shares of the Company's Common Stock equal to 35% of the Conversion Shares issuable upon conversion of each Investor’s shares of Series C Preferred (the “Series C Warrant Shares”).

Note Payments and Note Exchange

On March 27, 2015, the Company and the Investors entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”) wherein the Company sold to one of the Investors an additional 27,000 shares of Series C Preferred for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding secured promissory notes (the “Notes”) (the “Note Payments”). As additional consideration for the purchase of the additional shares of Series C Preferred, the Investor received additional Series C Warrants to purchase that number of Series C Warrant Shares equal to 35% of the shares of Common Stock issuable upon conversion of the shares of Series C Preferred issued in accordance with the Purchase Agreement Amendment.

Following the Note Payments, the Company and each of the holders (the “Holders”) of the Notes remaining after the Note Payments entered into Note Exchange Agreements (the “Exchange Agreements”), wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering (the “Note Exchange”). As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Series C Warrants to purchase approximately 2.8 million Series C Warrant Shares.

Series B Offering

               On November 25, 2013, the Company commenced a private offering of up to 2.0 million shares of Series B Preferred for $4.00 per share (“Purchase Price”), and five-year warrants (the “Series B Warrants”), exercisable for $0.30 per share (the "Exercise Price"), to purchase that number of shares of the Company's Common Stock equal to 35% of the Purchase Price, divided by the Exercise Price (the “Series B Offering”). As of the date hereof, the Company and certain accredited investors entered into Securities Purchase Agreements to purchase approximately 2.0 million shares of Series B Preferred, and Series B Warrants to purchase approximately 9.3 million shares of Common Stock.

     Merriman Capital, Inc. (“Merriman”) acted as placement agent for the majority of the securities issued during the Series B Offering. As consideration for its services, Merriman received: (i) cash compensation totaling $523,250; (ii) five-year warrants to purchase 1,188,200 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 346,560 shares of Common Stock for $0.30 per share. Candlewood Securities, Inc. (“Candlewood”) also acted as placement agent for a portion of the securities issued during the final closing of the Series B Offering, and received, as consideration for its services: (i) cash compensation totaling $53,550; (ii) five-year warrants to purchase 91,800 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 26,775 shares of Common Stock for $0.30 per share (together, with the warrants issued to Merriman, the “Placement Agent Warrants”).

     In connection with the Series B Offering, certain holders (the “Note Holders”) of our outstanding convertible debt agreed to cancel such debt, totaling $739,706 in principal and accrued interest, in exchange for 205,476 Shares and Warrants to purchase 862,995 shares of Common Stock for $0.30 per share (the “Note Conversion”).

Term Loan

     On November 29, 2013, the Company executed a Loan and Security Agreement, and other ancillary documents to receive a $2.0 million term loan from Avid Bank (the "Bank") (the "Term Loan"), which Term Loan will accrue interest at a rate of prime plus 2.75% and will mature on November 29, 2015. As additional consideration for the issuance of the Term Loan, the Company issued to the Bank a five-year warrant to purchase 200,000 shares of Common Stock for $0.30 per share.

Note Offering

On June 20, 2013 the Company commenced a private offering of: (i) convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $3.3 million; and (ii) and five-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $1.10 per share (the “Warrants”) to certain accredited investors (the “NoteOffering”). During the year ended December 31, 2013, the Company issued Notes in the aggregate principal amount of $3,126,000, which amount included $600,000 issued as consideration for the exchange of the outstanding principal and accrued interest of certain promissory notes previously issued by the Company.

Series A Preferred

In connection with the merger of True Drinks, Inc. with and into Bazi Acquisition Sub, Inc. on October 15, 2012 (the “Merger”), the Company filed a Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock to designate 1,544,565 shares of the Company’s Preferred Stock as Series A Convertible Preferred (“Series A Preferred”), which shares were then issued to former True Drinks, Inc. shareholders in exchange for all outstanding capital stock of True Drinks, Inc. On January 18, 2013, upon the filing of an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized capital stock, all outstanding shares of Series A Preferred automatically converted into approximately 25.3 million shares of Common Stock.

Note Offering

Between October and May 2013, the Company sold senior secured convertible notes (“Bridge Notes”) to a limited number of accredited investors in the aggregate principal amount of $2,119,000.  The Bridge Notes carried an original term of 120 days, accrued interest at 9% per annum, earned a lender’s fee of 10% which was added to the principal of the note, earned a Common Stock award of 5,000 shares of Common Stock per $25,000 unit purchased, and the principal, interest and lender’s fee was convertible, at the option of the holder, into shares of the Company’s Common Stock at a price of $0.01 per share. Certain of the notes Bridge Notes were extended to November 29, 2013.

Option Agreement

      On January 14, 2013, we entered into an Option Agreement with Ashworth Holdings, LLC, a Utah limited liability company (“Ashworth”), pursuant to which Ashworth had the option to purchase up to 860,087 shares of Common Stock for a price of $0.549 per share until April 30, 2013. The expiration date for the options was subsequently extended to November 29, 2013, at which time the options expired unexercised.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page F-1 for an index of the financial statements included in the Registration Statement.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

       (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 9, 2015.

TRUE DRINKS HOLDINGS, INC.

By: /s/ Lance Leonard Lance Leonard Chief Executive Officer and Director

POWERS OF ATTORNEY

Each person whose signature appears below appoints Lance Leonard and Daniel Kerker, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lance Leonard Lance Leonard	Chief Executive Officer and Director	July 9, 2015
/s/ Daniel Kerker Daniel Kerker	Chief Financial Officer and Secretary	July 9, 2015
/s/ Scot Cohen Scot Cohen	Director	July 9, 2015
/s/ Neil LeVecke Neil LeVecke	Director	July 9, 2015
July 9, 2015

INDEX TO EXHIBITS

Exhibit No	Description
2.1
Agreement and Plan of Merger among Bazi International, Inc., Bazi Acquisition Sub, Inc., GT Beverage Company, Inc. and MKM Capital Advisors, LLC dated as of June 7, 2012, incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed on June 21, 2012.

3.1	Articles of Incorporation, incorporated by reference from Exhibit 3.01 to Form SB-2 filed on February 27, 2001.
3.1.1	Certification of Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3.1.1 filed with Form 10-QSB filed November 14, 2003.
3.2	Amended and Restated By-laws filed with Form 10-KSB on March 3, 2005, as Exhibit 3.2, and incorporated herein by reference.
3.3	Amendment to the Amended and Restated Bylaws of Bazi International, Inc., incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on October 17, 2012.
3.3	Amended and Restated Articles of Incorporation filed with Form 8-K on August 2, 2010 as Exhibit 3.1, and incorporated herein by reference.
3.4	Certification of Amendment to the Article of Incorporation with Form 8-K on May 20, 2011 as Exhibit 3.1, and incorporated herein by reference.
3.5	Certificate of Amendment to the Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed January 22, 2013.
3.6
Certificate of Amendment to the Articles of Incorporation of True Drinks Holdings, Inc., dated February 6, 2014, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed February 6, 2014.

3.7
Certificate of Amendment to the Articles of Incorporation of True Drinks Holdings, Inc., dated June 10, 2015, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 25, 2015.

4.1
Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Bazi International, Inc., incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K filed on October 17, 2012.

4.2
Certificate of Withdrawal of the Series A Convertible Preferred Stock of True Drinks Holdings, Inc., dated February 18, 2015, incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed on February 23, 2015.

4.3
Certificate of Designation, Preferences, Rights, and Limitations of Series B Convertible Preferred Stock of True Drinks Holdings, Inc., incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed November 26, 2013.

4.4
First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of True Drinks Holdings, Inc., dated February 18, 2015, incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed on February 23, 2015.

4.5
Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of True Drinks Holdings, Inc., dated February 18, 2015, incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on February 23, 2015.

4.6
First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of True Drinks Holdings, Inc., dated March 26, 2015, incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on April 1, 2015

10.1	Employment agreement with Lance Leonard, incorporated by reference to Exhibit 10.3 filed with the Annual Report on Form 10-K, filed April 5, 2013.
10.2	Employment agreement with Dan Kerker, incorporated by reference to Exhibit 10.4 filed with the Annual Report on Form 10-K, filed April 5, 2013.
10.3	Employment agreement with Kevin Sherman, incorporated by reference from Exhibit 10.3 filed with the Annual Report on Form 10-K, filed March 31, 2014.
10.4	Form of Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed November 26, 2013.
10.5	Loan and Security Agreement, by and between the Company and Avidbank, dated November 29, 2013, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed December 5, 2013.
10.6	2013 Stock Incentive Plan, incorporated by reference from Exhibit 10.17 to the Annual Report on Form 10-K, filed March 31, 2014.
10.7	Secured Promissory Note issued on September 12, 2014 by True Drinks Holdings, Inc. to Scot Cohen, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed October 2, 2014.
10.8	Form of Secured Promissory Note, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed October 2, 2014.
10.9	Form of Securities Purchase Agreement, dated February 20, 2015, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed February 23, 2015.
10.10	Form of Amendment No. 1 to Securities Purchase Agreement, dated March 27, 2015, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on April 1, 2015
10.11	Form of Common Stock Purchase Warrant, dated February 20, 2015, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed February 23, 2015.
10.12	Form of Registration Rights Agreement, dated February 20, 2015, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed February 23, 2015.
10.13	Form of Indemnification Agreement, dated February 20, 2015, incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K, filed February 23, 2015.
10.14	Form of Note Exchange Agreement, dated March 27, 2015, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed on April 1, 2015
14.1	Code of Ethics filed with Form 10-K on March 31, 2011 and incorporated herein by reference.
14.2	Board Charter filed with Form 10-K on March 31, 2011 and incorporated herein by reference.
21.1	Subsidiaries of True Drinks Holdings, Inc., incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K, filed April 2, 2015
23.1*	Consent of Disclosure Law Group
23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, filed herewith
24.1	Power of Attorney (included in signature page to registration statement)

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

* To be filed by amendment.